UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
MEDIFAST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting
and Proxy Statement
Annual Meeting of Stockholders
Wednesday, June 14, 2023
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC.
TO BE HELD ON WEDNESDAY, JUNE 14, 2023

April 24, 2023

DEAR FELLOW STOCKHOLDERS OF MEDIFAST, INC.

Notice is hereby given that the 2023 annual meeting of stockholders (the "Annual Meeting") of Medifast, Inc. (the "Company" or "Medifast") will be held in person on Wednesday, June 14, 2023, at 4:30 p.m. Eastern Time at The Four Seasons Baltimore, 200 International Drive, Baltimore, Maryland, 21202, for the following purposes, as more fully described in the accompanying Proxy Statement:
1.To elect seven nominees to the Board of Directors to serve for a one-year term expiring in 2024;
2.To ratify the appointment of RSM US LLP (RSM) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023;
3.To approve, on an advisory basis, the compensation of the Company's named executive officers;
4.To approve, on an advisory basis, the frequency of the advisory vote on executive compensation; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Doors to the Annual Meeting will open at 4:00 p.m. Eastern Time. Stockholders of record at the close of business on April 17, 2023 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that for security reasons, before being admitted you must present your proof of stock ownership (or if you hold your shares in street name, a signed legal proxy from your bank, broker or other nominee giving you the right to vote your shares) and valid photo identification at the door. All hand-carried items will be subject to inspection, and any bags, briefcases, or packages must be checked at the registration desk prior to entering the meeting room. If you do not have proof of ownership and valid photo identification, you will not be admitted to the Annual Meeting. Please also note that the use of cellphones, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting. No recording of the Annual Meeting is permitted, including audio and video recording.
Jason L. Groves, Esq.
Chief Legal Officer & Corporate Secretary

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other nominee. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time	Location
Wednesday, June 14, 2023 4:30 p.m., Eastern Time	The Four Seasons Baltimore 200 International Drive Baltimore, Maryland 21202

Record Date	Who can Vote
April 17, 2023	Holders of our common stock are entitled to vote on all matters

Matters to be Voted on at the Annual Meeting and Board Recommendations

Item	Proposals	Board Vote Recommendation		Page #
1	Elect seven nominees to the Board of Directors to serve for a one-year term expiring in 2024	✓	FOR each director nominee	6
2	Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023	✓	FOR	40
3	Approve, on an advisory basis, the compensation of the Company's named executive officers	✓	FOR	43
4	Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	✓	ONCE EVERY YEAR	45

Our Board of Directors and Director Nominees
The following table provides information about our current Board of Directors and nominees.

Name	Age at Annual Meeting	Director Since	Independent	Current Committee Memberships
Jeffrey J. Brown	62	2015	✓	Audit (Chair); Executive;*;+
Daniel R. Chard	58	2016		Executive (Chair); ✧
Elizabeth Geary†	42	–	✓	–
Constance J. Hallquist**	59	2015	✓	NCG (Chair); CC
Michael A. Hoer	67	2018	✓	Audit; +
Scott Schlackman	65	2015	✓	CC (Chair); Audit
Andrea B. Thomas	58	2019	✓	CC; NCG
Ming Xian	59	2018	✓	NCG

**Ms. Hallquist will not stand for re-election at the Annual Meeting.
† Ms. Geary has not previously been elected as a director by our stockholders and is first being nominated for election as a director at the Annual Meeting.

✓	Independent Director	✧	Chairman of the Board
Audit	Audit Committee	NCG	Nominating/Corporate Governance Committee
CC	Compensation Committee	+	Audit Committee Financial Expert
Executive	Executive Committee	*	Lead Independent Director
i

2022 Business Highlights and Performance Overview

Despite the challenging and uncertain macroeconomic environment that impacted retention and customer acquisition, 2022 was a year of focused execution, but at the same time, we continued to demonstrate our financial and operational agility, making adjustments to our business model in this macroeconomic environment, which are aligned with our long-term growth strategies. Our disciplined approach to the management of our business resulted in $1.599 billion in revenue, $143.6 million in net income, and $12.73 in earnings per diluted share for 2022. In addition, we continued to declare and pay dividends of $1.64 per share each quarter throughout the year. Growth was driven by significant year-over-year improvements in the number of active earning OPTAVIA Coaches, which grew to 60,900 by the end of the fourth quarter. Additionally, revenue per active earning OPTAVIA Coach was at strong levels during the first half of 2022. During the second half of 2022, revenue per active earning OPTAVIA Coach had pressure due to the changing trajectory of customer retention curves and customer acquisition becoming more challenging. Like many companies, we continue to battle with some significant headwinds with the changing macroeconomic environment.

Our Governance Snapshot

Good governance is a critical part of our corporate culture. The following provides an overview of certain of our governance practices:

Board of Directors	Board Composition
•Majority vote for director elections	•Majority independent Board - 6 of our 7 director nominees
•All directors are expected to attend the Annual Meeting	•Diverse Board with different backgrounds, experience and expertise, as well as balanced mix of ages and tenure of service
•Lead Independent Director	•Unclassified Board
Board Processes
•Independent directors meet without management present	•Corporate Governance Guidelines approved by Board
•Annual Board and Committee self-assessments	•Full Board regularly reviews succession planning
•Board orientation program	•Mandatory retirement age of 75 for all directors
Compensation
•The majority of executive compensation is tied to performance	•2012 Plan prohibits repricing and includes a double trigger in the event of a change in control
•Incentive compensation is subject to potential recoupment under our clawback policy	•No supplemental retirement benefits for executives
•Officers and directors are prohibited from engaging in hedging transactions, monetization transactions or similar arrangements involving our stock	•Dividends and dividend equivalents that accrue on equity awards are paid only to the extent that the underlying shares become vested or earned
•Officers and directors are prohibited from pledging our stock as collateral for a loan or holding our securities in a margin account	•Long-term incentive awards include performance-based awards that vest over a three-year performance period
•Officers are not eligible for a 280G excise tax gross-up payment in the event of a change in control	•Officers and directors are subject to stock ownership guidelines
•Executive perquisites are limited and not excessive	•Limited severance benefits under competitive executive severance plan
Corporate Governance Documents

You will find current copies of the following corporate governance documents on our website at
https://ir.medifastinc.com/governance-documents:
•Corporate Governance Guidelines
•Code of Conduct and Business Ethics
•Audit Committee Charter

•Compensation Committee Charter
•Nominating/Corporate Governance Committee Charter
•Executive Committee Charter

Responsibility Snapshot

We are committed to corporate responsibility and sustainability at our company and in the communities where our employees, independent OPTAVIA Coaches, and Clients live. We are continuing to evaluate our environmental, social, and governance ("ESG") priorities, policies, practices, and reporting procedures. Although we are in the early stages of our ESG efforts, we believe we have demonstrated our commitment to ESG matters through various initiatives, including those described in the below Human Capital, Promoting Diversity, and Social and Environmental Responsibility sections. For additional information on our governance practices, please see our Governance Snapshot above, and Information Concerning our Board of Directors, The Committees of the Board, The Board's Role in Risk Management, and the Code of Conduct and Corporate Governance Guidelines sections included herein.

Human Capital

People are at the heart of everything we do at Medifast, and we are committed to delivering a differentiated employee experience that we believe enables our team members to grow and participate in work that is challenging and rewarding. Our organizational culture is centered on fostering cross functional relationships and an environment where clear and transparent communication is an important part of how we work. Earlier this year we rolled out our new Culture Contract and accompanying Toolkit to ensure our team members could deepen their understanding of our company values and understand how their success translates to the success of the greater team, our Coaches, Clients, and stockholders.

One way we foster growth is through our Mentoring Program that we believe accelerates learning, increases confidence, broadens perspectives and helps each team member realize their true potential. All team members who desire to participate have access to the Medifast Mentoring Program, which supports a team member’s development by providing channels for self-development, learning and giving back. As part of our performance management process (PEAK), team members and their people leaders have regular conversations around goal setting, career development, mid-year check-in and year-end performance reviews. In addition, our Summer Leadership Speaker series is another developmental tool we offer to our team members that features senior-level team members sharing their professional insights and stories, career journeys and what drives their passion for their current roles. In 2022 we piloted a new shadow program in our Supply Chain team called Level Up. This program is meant to increase sponsorship of junior talent, expose them to new skills and areas of the business with a goal of preparing them to take on more responsibility in the future.

Recognition is a key attribute of our culture and is essential for fostering positive relationships. We believe fostering a sense of gratitude is a key component to nurturing strong relationships and building tight-knit communities. Our #AcedIt! program allows for social, points-based, and tangible recognition as well as celebrates team members for achieving important milestones in service. As of December 31, 2022, we had over 70% of our team members actively participate in our #AcedIt! program.

At Medifast, we are committed to being a best-in-class health & wellness company, not just for our Coaches & Clients, but for our team members too. That means creating a work environment that cultivates optimal health and wellbeing - we do this by providing healthy food options in our vending machines and food markets, providing our team members with a monthly allowance of $200 for OPTAVIA Fuelings (up to $2,400 per year) as well as a healthy hydration program that allows team members to access free flavored and sparkling water via our Bevi machines. Additionally, our Bevi machines have a positive environmental impact by eliminating over 60,000 one-time use water bottles in our offices to date. In addition to these initiatives, our Wellness Committee continues to engage employees on a voluntary basis to help champion wellness events. Key wellness events in 2022 included a Wellness Week that offered Biometric clinics, flu clinics and educational webinars tied to healthy habits. Topics ranged from maximizing 401k benefits, stress management tools, preparing healthy Lean and Green meals and more. The biometric clinic allows our employees to get vital metrics on key health indicators, such as, cholesterol, Body Mass Index, blood pressure and blood sugar to empower them in managing their health. As part of supporting mental health awareness, webinars on mental health with tools and resources were also provided in 2022. We also continue to be proud sponsors of the Waterfront Wellness program which had attendance from 706 community members with an expanded offering of over 250 free fitness classes for the summer 2022 season. In 2022, we also launched our new LiveWell platform which delivers a customizable and complete wellness program to support team members in their wellness journey and helps them to become more proactive in managing their health. The LiveWell platform streamlines wellness and healthcare resources, as well as includes opportunities for rewards while participating in wellness initiatives that are intended to promote the development of healthy habits. Team members can earn #AcedIt! points to spend when they complete wellness related activities. This new incentive is open to all our team members regardless of whether they participate in our health plans. As a result, participation in our wellness program has grown from around 30% to over 50% of our employee population. In January 2023, we relaunched the Experience OPTAVIA: Employees on Plan program with enhanced support and tools in response to feedback received from employees. This version of the program enables selected team members to participate in a health journey for a 3-month period, supported by a Coach and free Fuelings, and is focused on engaging our team members in owning their health and wellness and experiencing our company mission firsthand. In 2022, Medifast was awarded Healthiest Maryland Businesses Exemplar Award, the highest level award available for wellness from the Maryland Department of Health.

Another important initiative in support of employee health and wellbeing was the update of our hybrid work model. In 2022, we updated our Hybrid Playbook, now called our Work Playbook, which enables our team members to integrate work principles aligned to our culture that will help us optimize, productivity, accountability, flexibility and wellbeing. The Work Playbook is a tool used to empower our team members to do their best work while sustaining strong collaboration, trust and effectiveness.

To further support our team members and promote balance between work and home responsibilities, effective in 2022, we also expanded the number of holidays, vacation days, and sick time for our team members.

Promoting Diversity

The success of our teams is made possible in part by the diversity of backgrounds, perspectives, skills, and experiences of our leadership, employees and Coaches. Diversity is one of Medifast’s Core Values and is an important part of our Company culture.

As of December 31, 2022:
•43% of our independent Board members were racially diverse or female
•50% of our executive officers were racially diverse or female
•66% of our employees were racially diverse and 49% identified as female
Information relating to and a list of our independent Board members can be found beginning on page 6 herein, and a list of our executive officers can be found beginning on page 17 herein.

We are committed to generating an open dialogue with our team members as well as learning more ways to foster a more inclusive work environment. To maintain our inclusive culture, we continually review our internal processes for combating bias, promoting inclusion and increasing the diversity of our employee community. In 2022 we continued to offer live training on diversity, bias and inclusion to all our new Senior Leaders. For 2023, we are exploring a dynamic web-based training on inclusive leadership that would be mandatory for all employees to complete as well as enhanced training for people leaders that will provide actionable tools to strengthen managing for inclusion on a daily basis. We also continue to support programming and work practices that will strengthen community bonds, encourage psychological safety and create channels that enable two-way conversations with an ultimate goal of providing team members many opportunities to lend their voice and shape their work experience. Programs like Culture Club, a monthly gathering open to all employees, that promotes inclusion and builds bonds among team members, and the Loop, a listening platform that empowers team members with a way to provide feedback on their work experience and company culture - both great examples of programs we have in place to support diversity, equity and inclusion.

It is important to us that our culture initiatives reinforce the behaviors and actions that foster an empathetic, inclusive culture where different thoughts, ideas, experiences and identities are embraced, valued and celebrated, and where team members feel empowered and inspired to be their authentic best selves.

Social and Environmental Responsibility

Medifast’s commitment to helping our Clients achieve lifelong transformation starts with the work our independent OPTAVIA Coaches do and includes actively supporting the communities where we live and work. In 2018, we launched our comprehensive philanthropic initiative, Healthy Habits For All, which advances our mission by bringing healthy habits to even more people, aligning who we are with how we give. It provides children in under-resourced communities with the education and access necessary to make healthy habits a reality. Through this initiative, the Company has pledged to donate more than $2.5 million to local and national nonprofits through 2023. Medifast team members and independent OPTAVIA Coaches have volunteered their time to numerous service activities, from hosting fundraisers to assembling youth and school garden kits to get kids (and adults) in the community excited about eating healthy foods. To date, the Company, alongside the OPTAVIA

Coach Community, has donated nearly 13 million* meals for children in under-resourced communities, through our partnership with the nonprofit campaign Share our Strength's No Kid Hungry®, giving kids the healthy and nutritious food they need to thrive. As part of our 2022 Convention registration process, the OPTAVIA Community raised over $90,000 in cash and stock donations for our nonprofit partners, No Kid Hungry® and Living Classrooms Foundation. In 2022, Medifast hit an important milestone under the education pillar with the creation of a free "Healthy Habits For All" curriculum, which has been downloaded by educators in all 50 states and Washington, D.C., ultimately impacting more than 30,000 students in the short time since its launch in July 2022. Modeled after the company's proprietary Habits of Health® system, the lessons are designed to equip students with the skills, knowledge and confidence needed to build healthy habits from a young age. Lesson plans are available free of cost to millions of teachers nationwide, though the initiative aims to prioritize access for students in Title I schools. Medifast continues to grow the mission by expanding its partnerships with deserving nonprofits and is committed to being a good corporate citizen.

Medifast opened two distribution warehouses in 2021, in Havre de Grace, Maryland and Fort Worth, Texas. For all of its warehouses, Medifast converted all conveyor motor systems from AC motors to more energy efficient DC motors. These new motors reduced energy usage for these systems by approximately 80%. Other benefits surrounding the new units include their impact on employees. The units are much quieter, operating at lower decibels to help prevent hearing loss or need for ear protection, and much safer since these motors have low torque. This switch has resulted in a better employee experience for those working on these lines.

Furthermore, we focus on ensuring that our manufacturing and warehouse locations operate in an environmentally efficient manner. All of our locations utilize cardboard recycling programs, and do not use Styrofoam products. They also utilize motion activated, energy efficient LED lighting. We also utilize skylights where possible, to reduce electricity usage. Finally, our Havre de Grace distribution warehouse takes advantage of a thermoplastic polyolefin (“TPO”) roof, a single-ply white membrane which reflects heat instead of absorbing it. This allows the building to remain cooler while reducing the need to use HVAC systems and lowering electricity usage and cost.

Additionally, Medifast is committed to operating its business in an ethical manner, and it expects the same standards from those organizations in its supply chain. In 2019, Medifast established a Vendor Code of Conduct, which went into effect in early 2020, setting forth the procedures Medifast follows in order to ensure its third-party suppliers and subcontractors within its supply chain comply with applicable laws, rules and regulations, including those relating to the environment and our operations.

Finally, we recognize that the unfortunate events in Ukraine had and continue to have an impact on millions of people globally. To support, we committed to donating OPTAVIA Fuelings to assist the humanitarian efforts caused by the Ukrainian conflict through nonprofit partners, such as Good360. Good360 works with many large corporations to mobilize donations to qualified recipients affected by disasters around the world. We worked with our nonprofit partners to donate OPTAVIA Fuelings to those in need during the second half of 2022.

*$1 can help provide 10 meals. No Kid Hungry does not provide individual meals; these donations help support programs that feed kids. Learn more at NoKidHungry.org/OneDollar.

v

How to Cast Your Vote
Your vote is important! Please cast your vote and play a part in the future of Medifast. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.
Stockholders of record, who hold shares registered in their name, can vote by any of the following methods:

INTERNET	BY TELEPHONE	BY MAIL	IN PERSON

www.voteproxy.com until 11:59 p.m. Eastern Time on June 13, 2023	1-800-776-9437 (In the United States) or 1-718-921-8500 (Internationally) until 11:59 p.m. Eastern Time on June 13, 2023	Completing, signing, and returning your proxy or voting instruction card before June 14, 2023	At the annual meeting: If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Attendees will be asked to present proof of stock ownership and a valid picture identification, such as a driver's license or passport
If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your bank, broker or other nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.
Beneficial owners who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, brokerage firm or other financial institution. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
See the "General Information About the Annual Meeting and Voting" section for more details.

PROXY STATEMENT
2023 Annual Meeting

The 2023 Annual Meeting of Stockholders of Medifast, Inc. (the "Annual Meeting") will be held at 4:30 p.m. Eastern Time on Wednesday, June 14, 2023, in person at The Four Seasons Baltimore, 200 International Drive, Baltimore, Maryland 21202, for the purposes set forth in the accompanying Notice of 2023 Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors (the "Board") of proxies to be used at the Annual Meeting and at any adjournment or postponement of the meeting. We refer to Medifast, Inc. in this Proxy Statement as "we," "us," "our," the "Company" or "Medifast."

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you.
General Information About the Annual Meeting and Voting
1.How is Medifast distributing the proxy materials?
This Proxy Statement, the proxy card and the Company's Annual Report for the fiscal year ended December 31, 2022 (the "2022 Annual Report") are available online at www.astproxyportal.com/ast/08676. Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are first sending a Notice of Internet Availability of Proxy Materials to our stockholders on or about May 5, 2023. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials (www.astproxyportal.com/ast/08676) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-888-776-9962 or via email to info@astfinancial.com.
2.Why am I receiving these proxy materials?
We are providing this Proxy Statement and other proxy materials in connection with the Board’s solicitation of proxies to be voted at the Annual Meeting, or at any adjournment or postponement thereof. We will bear the cost of the solicitation of proxies. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.
3.What is included in the proxy materials?
The proxy materials consist of: (1) the Notice of 2023 Annual Meeting of Stockholders of Medifast, Inc.; (2) this Proxy Statement for the Annual Meeting; and (3) the 2022 Annual Report. If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.
4.What do I need to attend the Annual Meeting?
Only stockholders of the Company or their duly authorized proxies as of April 17, 2023 (the "Record Date") may attend the Annual Meeting. Proof of ownership of our shares must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or other nominee or other proof of ownership as of April 17, 2023, to be admitted to the Annual Meeting. Otherwise, proper documentation of a duly authorized proxy must be presented. This proof can be a brokerage statement or letter from a bank, broker or other nominee indicating ownership as of the Record Date, a proxy card, or a valid, legal proxy provided by your bank, broker or other nominee.
If you do not have both proof of ownership and valid photo identification, you will not be admitted to the Annual Meeting. Please also note that the use of cellphones, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting. No recording of the Annual Meeting is permitted, including audio and video recording.

5.How do I submit questions during the Annual Meeting?
Following the Annual Meeting, we will hold a question and answer session during which we intend to answer questions submitted by stockholders of record during the meeting. To ensure that as many stockholders as possible are able to ask questions, each stockholder will be permitted no more than one question.
6.     What am I being asked to vote on at the Annual Meeting?
We are asking our stockholders to consider and vote on the following proposals at the Annual Meeting:
1.The election of seven nominees to the Board to serve for a one-year term expiring at the 2024 Annual Meeting of Stockholders (Proposal 1);
2.The ratification of the appointment of RSM US LLP ("RSM"), as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023 ("Fiscal Year 2023") (Proposal 2);
3.Approval, on an advisory basis, of the compensation of the Company's named executive officers (Proposal 3); and

4.Approval, on an advisory basis, the frequency of future advisory votes on executive compensation (Proposal 4).
7.    What shares may I vote?
You may vote all of the shares of our common stock that you owned as of the close of business on April 17, 2023, the Record Date. These shares include:
1.Those held directly in your name as the stockholder of record; and
2.Those held for you as the beneficial owner through a bank, broker or other nominee at the close of business on the Record Date.
Each share of our common stock is entitled to one vote. On the Record Date, there were 10,887,193 shares of our common stock issued and outstanding.
8.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Medifast stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares of our common stock are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to the Company or to vote at the Annual Meeting.
Beneficial Owner — If your shares of our common stock are held through a bank, broker or other nominee, you hold those shares in street name and are considered the beneficial owner of those shares. Your bank, broker or nominee is considered, with respect to those shares, the stockholder of record.
9.    How can I vote my shares?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by mail, over the Internet, by telephone, or in person at the Annual Meeting, as described in more detail below. If you hold your shares in street name, you may submit voting instructions to your bank, broker or other nominee.
Stockholder of Record — If you are a stockholder of record, you may vote your shares by any one of the following methods:
•By Mail: The Notice includes directions on how to request paper copies of this Proxy Statement, the 2022 Annual Report and a proxy card. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and returning it in the prepaid envelope prior to the Annual Meeting on June 14, 2023. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How will my shares be voted?"
•Over the Internet: You may vote your shares online at www.voteproxy.com by following the instructions provided in the Notice. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on June 13, 2023.
•By Telephone: You may vote by telephone by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on June 13, 2023.
•At the Meeting: You may vote your shares in person during the Annual Meeting. Proof of ownership of our shares and valid photo identification must be presented in order to be admitted to the Annual Meeting.
Beneficial Owner — If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your bank, broker or other nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to vote your shares in person at the Annual Meeting. If you choose to vote in person at the meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed legal proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares as of the Record Date.

10.     May I change my vote or revoke my proxy?
Yes, stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy card bearing a later date than the originally submitted proxy card, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote your shares. If you hold shares in street name, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person during the Annual Meeting.
11.    What is the quorum requirement for the Annual Meeting?
For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting attending in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is determined as of the Record Date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.

12.    What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Elect seven nominees to the Board of Directors to serve for a one-year term expiring in 2024	With respect to each director nominee: For Against Abstain	For election of all seven director nominees
2	Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023	For Against Abstain	For
3	Approve, on an advisory basis, the compensation of the Company's named executive officers	For Against Abstain	For
4	Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	Once Every Year Once Every 2 Years Once Every 3 Years	Once Every Year
13.    What vote is required in order for the matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
1	Elect seven nominees to the Board of Directors to serve for a one-year term expiring in 2024	With respect to each director nominee: Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
2	Ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable — brokers are permitted to vote on this matter without specific instruction from the beneficial owner
3	Approve, on an advisory basis, the compensation of the Company's named executive officers	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
4	Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
14.    What is a "broker non-vote"?
A "broker non-vote" occurs when a broker submits a proxy to the Company that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals, and does not have discretionary authority to vote in the absence of instructions.

15.    How will my shares be voted?
If you specify a voting choice, your shares will be voted in accordance with that choice. If you sign, but do not indicate your voting preferences, then the persons named as proxies by our Board, Daniel R. Chard and Jason L. Groves (the "Named Proxies"), will vote your shares in accordance with the recommendations of the Board. If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(l) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), your proxy will authorize the Named Proxies to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.
If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to routine matters. The ratification of RSM (Proposal 2) is considered a routine matter under applicable rules. Your broker does not have discretionary authority to vote your shares on non-routine matters. The election of directors (Proposal 1), the advisory approval of the Company's executive compensation (Proposal 3), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) are considered non-routine matters under applicable rules. Therefore, there may be "broker-non-votes" with respect to these matters. See "What is a broker non-vote?'' for more information.
16.    Will I have dissenters' rights?
No dissenters' rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.
17.    Are voting records confidential?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements, and in other limited circumstances such as proxy contests.
18.    Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting, and publish final results in a Current Report on Form 8-K following the Annual Meeting.
19.    What does it mean if I receive more than one Notice, proxy card or voting instruction form?
It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this Proxy Statement and a proxy card or voting instruction form). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction form you receive.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board is currently composed of seven directors. Our Board has set seven directors as the number to be elected at the Annual Meeting and, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated current directors Jeffrey J. Brown, Daniel R. Chard, Michael A. Hoer, Scott Schlackman, Andrea B. Thomas and Ming Xian for reelection, and new nominee Elizabeth Geary for election, as directors with terms expiring at the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified. Ms. Geary has not previously been elected by our stockholders. Constance J. Hallquist, a member of our Board since 2015, has notified us that she will not stand for re-election at the Annual Meeting.

Six out of the seven nominees are currently directors of the Company and have been previously elected by our stockholders. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Named Proxies will vote shares represented by proxies at the Annual Meeting for the election of such persons as designated by the Board.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the first year elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness and support the Company’s strategy as a whole are also described below. The Nominating/Corporate Governance Committee considers numerous qualifications when considering candidates for the Board, including their qualifications, skills, experiences, and tenure. The Board and the Nominating/Corporate Governance Committee believe that the combination of the various qualifications and experiences of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

All director nominees exhibit:
•Highest personal and professional ethical standards, integrity, and values;
•Practical wisdom and mature judgment;
•An appreciation of multiple cultures;
•A commitment to sustainability and social issues;
•Innovative thinking;
•Knowledge of corporate governance requirements and practices; and
•Diverse backgrounds, including experience in business, international operations, finance, product development, marketing and sales, and areas that are relevant to the Company’s global and direct-to-consumer activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, including making themselves available for consultation outside of regularly scheduled Board meetings, and should be committed to serve on the Board. Our nominees have a balanced mix of short and long tenure, ranging from four years to eight years, as of the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE SEVEN NOMINEES IDENTIFIED BELOW.

DIRECTOR NOMINEES

Lead Independent Director
Lead Independent Director Since:
June 2015
Director Since: 2015
Age at Annual Meeting: 62
Board Committees:
•Audit Committee (Chairperson)
•Executive Committee
Qualifications: Mr. Brown brings to the Board extensive public and private company board experience and significant transactional experience.

Jeffrey J. Brown
Mr. Brown serves as the Chair of the Audit Committee and member of the Executive Committee. He has also served as Lead Independent Director of the Company since June 2015. Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital.
Mr. Brown has 35 years of private equity and corporate governance experience. He has served as Chairman of the Board of 12 companies and on the Board of Directors of over 50 companies in both the public and private sectors. He has chaired the Audit, Compensation, Finance, and special committees of these organizations as well as been Lead Director. Mr. Brown directly invests equity and debt in operating companies and actively manages his investments in commercial, industrial and retail real estate.
Education: Mr. Brown received his MBA from the Stanford University Graduate School of Business and graduated Summa Cum Laude with a BS in Mathematics from Willamette University.

Chairman & Chief Executive Officer
Director Since: 2016
Age at Annual Meeting: 58
Board Committees:
•Executive Committee (Chairperson)
Qualifications: Mr. Chard brings to the Board leadership skills and experience across operations, international, and marketing functions. He possesses extensive direct selling industry experience along with a strong background in consumer products.

Daniel R. Chard
Mr. Chard has served as the Chief Executive Officer of the Company since October 2016 and Chairman since 2020. Prior to joining the Company, Mr. Chard served as President and Chief Operating Officer at PartyLite, a portfolio company of The Carlyle Group, from October 2015 to October 2016. Mr. Chard also served as the President, Global Sales & Operations at Nu Skin Enterprises, Inc. (“Nu Skin”) from February 2006 to September 2015, President of Nu Skin Europe from July 2004 to January 2006, and in various other roles of increasing responsibility since he joined Nu Skin in 1998.
Education: Mr. Chard holds a Bachelor of Arts in Economics from Brigham Young University and received an MBA from the University of Minnesota.

Age at Annual Meeting: 42 Qualifications: Ms. Geary brings to the Board experience in cyber, risk mitigation, and insurance.
Elizabeth A. Geary
Ms. Geary joined Liberty Mutual in August 2022 as President, Insurance Solutions. Before joining Liberty Mutual, Ms. Geary served in a dual role as President, Global Portfolio Management and Chief Underwriting Officer, North America at TransRe, balancing both transactional and portfolio experience. Prior to this, she was the company’s Global Head of Cyber.
Education: Ms. Geary is a graduate of Fordham University, earning a Bachelor’s degree in Business Administration and an MBA in Finance from the Gabelli School of Business.

Director Since: 2018
Age at Annual Meeting: 67
Board Committees:
•Audit Committee
Qualifications: Mr. Hoer brings to the Board financial expertise and leadership skills as a former Controller, CFO, and later President. He also brings extensive international experience having worked throughout Asia including China, Singapore, Japan, Taiwan, and Hong Kong.

Michael A. Hoer
Mr. Hoer held various positions of increasing responsibility at Continental Grain Company from 1992 to 2007, where he most recently served as President — Continental Enterprises Ltd. & Managing Director — Conti Asia.
Mr. Hoer currently serves on the board of directors of Taiwan Fu Hsing Industrial Co. Ltd., Dynasty Petroleum Holdings LLC (as Chairman), First Western Advisors and Avantar, Utah USA. He also served on the board of directors of Beijing H-Hova Purification Technology Co. Ltd. from August 2012 to July 2016.
Education: Mr. Hoer received a BA in Chinese and an MBA from Brigham Young University.

Director Since: 2015
Age at Annual Meeting: 65
Board Committees:
•Compensation Committee (Chairperson)
•Audit Committee
Qualifications: Mr. Schlackman brings to the Board extensive executive leadership experience and expertise in the direct selling business.

Scott Schlackman
Mr. Schlackman serves as Chair of the Compensation Committee. He is President of Scott Schlackman Global Consulting, LLC. Mr. Schlackman has been on the Board of Image Skincare since 2015 and has served as Vice Chairman of Image Skincare since January 2018.
From 2011 to 2013 he was President of Avon UK and Ireland and Vice President of Liz Earle Products, which Avon acquired in March 2010. He was Regional Vice President for Global Sales Development WEMEA and Asia Pacific Regions for Avon in 2010. In 2008 and 2009 he was General Manager of Continental Europe. From 2006-2008 he was General Manager of Avon Canada. In his 30 years with Avon, Mr. Schlackman served in a variety of senior executive roles with Avon Products, Inc., a global manufacturer and marketer of beauty and related products, living in nine different countries.
Education: Mr. Schlackman received a BS from the Wharton School of the University of Pennsylvania.

Director Since: 2019
Age at Annual Meeting: 58
Board Committees:
•Compensation Committee
•Nominating/Corporate Governance Committee
Qualifications: Ms. Thomas brings to the Board considerable executive leadership experience along with a strong background in consumer products.

Andrea B. Thomas
Ms. Thomas is the Assistant Dean of Undergraduate Studies and a marketing professor at the David Eccles School of Business at the University of Utah. She joined the university in 2016 after a 23-year career in brand management, retail marketing, innovation and sustainability. She is also a consultant bringing a unique approach of academia and experience working at tremendous scale for Walmart, Hershey and PepsiCo.
She was a Senior Vice President at Walmart Stores for 8 and a half years leading teams in private brands, sourcing, sustainability and marketing. Prior to joining Walmart, she was Vice President of Global Chocolate for the Hershey Company where she was responsible for platform innovation for Hershey’s portfolio of global brands. Previously, Ms. Thomas spent 13 years at PepsiCo where she worked in brand management, innovation, and retail marketing at Frito-Lay and Pizza Hut launching Tostitos Scoops, managing the Tostitos Fiesta Bowl and coordinating the NFL and Disney relationships.
Education: Ms. Thomas received a BA in mass communications from the University of Utah and an MBA in business administration from Brigham Young University. She received an honorary doctorate of humanities from the University of Utah in May 2013.

Director Since: 2018
Age at Annual Meeting: 59
Board Committees:
•Nominating/Corporate Governance Committee
Qualifications: Mr. Xian brings to the Board strategic management, business development, public relations and marketing skills. As a Chinese foreign-national, he also brings an understanding of the complexity of the Chinese government as he has worked throughout Asia, including Singapore.

Ming Xian
Mr. Xian is the Senior Internal Trainer of Sinochem Corporation and served as Chairman of Sinochem International (Overseas) Pte, Ltd. in Singapore from August 2008 to August 2010. Mr. Xian also served as Chief Strategy Officer of DSM Sinochem Pharmaceuticals from September 2011 to January 2017. He also served as Chairman of GMG Global from August 2008 to August 2010 and its Chief Executive Officer from August 2010 to August 2011.
Education: Mr. Xian received a BS from Dalian Jiaotong University in China, a BEc from the University of International Business and Economy in China and a MEc from the Norwegian Management School in Norway.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS
Director Independence

We are required to have a majority of independent directors serving on our Board and may only have independent directors serving on each of our Audit, Compensation, and Nominating/Corporate Governance Committees pursuant to the listing rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee and Compensation Committee, the rules and regulations existing under the Exchange Act.
Our Board undertook an annual review of our directors’ independence. The purpose of this review was to determine whether any relationships or transactions involving our directors (including their family members and affiliates) were inconsistent with a determination that such director is independent under the independence standards prescribed by the NYSE’s listing rules and our Corporate Governance Guidelines. Our Board also considered whether our Audit Committee and Compensation Committee members continue to satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.
In making its determination, the Board considered not only the criteria for independence set forth in the listing rules of the NYSE, but also any other relevant facts and circumstances that may have come to the Board’s attention. These related transactions, relationships or arrangements between a director (or any member of their immediate family or any entity of which such director or one of their immediate family members is an executive officer, general partner or significant equity holder) on the one hand, and Medifast or any of its subsidiaries or affiliates, on the other hand, might signal potential conflict of interest, or might bear on the materiality of a director’s relationship to Medifast or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the director, but also from that of the persons or organizations with which the director is affiliated.
Based on its review, our Board determined that each of our current directors, other than Mr. Chard, qualify as independent under the independence standards prescribed by the listing rules of the NYSE. Our Board also determined that each of Messrs. Brown, Hoer, and Schlackman the current members of the Audit Committee, qualify as "independent" under the independence standards for audit committee members adopted by the SEC and that each of Mr. Schlackman, Ms. Hallquist, and Ms. Thomas, the current members of the Compensation Committee, qualify as "independent" under the independence standards for compensation committee members adopted by the SEC.
Board Leadership Structure
The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board adheres to a flexible approach to the question of whether to separate the positions of Chairman and Chief Executive Officer (“CEO”) and the necessity of a lead independent director, and will consider a variety of factors in making a decision, including, but not limited to, the current performance of the Company and the experience, knowledge and temperament of the CEO. The Board remains flexible and committed to a strong corporate governance structure and board independence. The Board is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and CEO are combined or separate and, if separate, whether the Chairman should be an independent director or an employee and whether the Company and its stockholders would benefit from a Lead Independent Director.
The Board determined that it was in our best interests and our stockholders’ best interests to combine the roles of Chairman and CEO in December 2020. Mr. Chard was appointed Chairman of the Board, in addition to his role of CEO, in light of Mr. Chard’s leadership, vision, and knowledge of the Company and its stockholders. The Board believes that combination of the positions of Chairman and CEO serves the needs of the Company and its stockholders. As Chairman and CEO, Mr. Chard serves as a key link between the Board and management. The Board has also determined that it is in the best interests of the Company and its stockholders to continue to maintain a Lead Independent Director.
Lead Independent Director
As noted above, the Board appointed Jeffrey J. Brown, as Lead Independent Director, effective June 17, 2015. The Lead Independent Director is responsible for facilitating and coordinating the activities of the independent directors. For the purpose of balancing the interests of the stockholders and management when the CEO also serves as the Chairman of the Board or when the Chairman is not deemed to be independent, the Lead Independent Director serves as Chairman for meetings of the independent directors separate from management and any directors that are not independent. The Lead Independent Director also represents the best practices regarding corporate governance, provides independent leadership to the Board, and performs such other duties and responsibilities as the Board may determine.

The principal responsibilities of the Lead Independent Director are as follows:
•Act as the principal liaison between the independent directors of the Board and the Chairman & CEO;
•Develop the agenda for and preside at executive sessions of the Board's independent directors;
•Communicate to the Chairman any and all feedback from the executive sessions;
•Review and approve the agenda for Board meetings;
•Participate in the Compensation Committee's evaluation of the Chairman & CEO's performance;
•Respond to difficult and underperforming directors to improve the functionality of the Board;
•Assist the Board in succession planning;
•Preside at all meetings at which the Chairman & CEO is not present;
•Retain the authority to call meetings of the independent directors;
•Subject to the authority of any committee of the Board, recommend to the Board the retention of advisors and consultants who report directly to the Board;
•As the Board determines, serve as a liaison and be available for consultation and direct communication with major stockholders;
•Make recommendations to the Board on behalf of the independent directors; and
•Undertake such further responsibilities that the independent directors may designate to the Lead Independent Director from time to time.
Director Orientation and Continuing Education
All new directors on the Board receive and are required to participate in an orientation to the Company and training that is individually tailored, taking into account the director’s experience, background, education and committee assignments. The director orientation program is led by members of senior management and covers a review of our business, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, internal auditors and our independent registered public accounting firm, corporate governance, ethics and compliance programs, principal officers, and key policies and practices, as well as the roles and responsibilities of our directors.

Additionally, our Board believes in continuous improvement of board effectiveness and functioning as well as individual skills and knowledge. In addition, Board members are encouraged to participate in outside continuing education programs to increase their knowledge and understanding of the duties and responsibilities of Board members and the Company, and stay abreast of developing trends, regulatory developments, and best practices. We also provide all Board members with membership in the National Association of Corporate Directors ("NACD").
THE COMMITTEES OF THE BOARD
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee. The Board has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee meets the standards of "independence" established by the NYSE as currently in effect. Additionally, the Board has determined that each of the members of the Audit Committee and Compensation Committee satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.
The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee each operate under a charter adopted and approved by the Board. A copy of the charter for each committee can be obtained from the Company’s website (https://ir.medifastinc.com/governance-documents), or by sending a request to the office of General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

The following table identifies the current members for each committee.

Name	Audit	Compensation	Nominating/Corporate Governance	Executive
Jeffrey J. Brown	Chair	—	—
Daniel R. Chard	—	—	—	Chair
Constance J. Hallquist*	—		Chair	—
Michael A. Hoer		—	—	—
Scott Schlackman		Chair	—	—
Andrea B. Thomas	—			—
Ming Xian	—	—		—

*Ms. Hallquist will not stand for re-election at the Annual Meeting
Audit Committee

The present members of the Audit Committee are Jeffrey J. Brown (Chairperson), Michael A. Hoer, and Scott Schlackman, all of whom have been determined by the Board to be “independent” within the meaning of applicable SEC rules and NYSE listing rules. The Board has also determined that each member of the Audit Committee is "financially literate" as required by the NYSE rules, and that Mssrs. Brown and Hoer are an "Audit Committee Financial Expert" within the meaning of applicable SEC rules based on, among other things, the business experience of such member.
The Audit Committee is responsible for, among other things, the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, on behalf of the Board, also appoints the Company’s independent registered public accounting firm, subject to stockholder ratification, at the Annual Meeting.
Compensation Committee
The present members of the Compensation Committee are Scott Schlackman (Chairperson), Constance J. Hallquist, and Andrea B. Thomas, all of whom have been determined by the Board to be “independent” within the meaning of the applicable SEC rules and NYSE listing rules.
As noted elsewhere in this Proxy Statement, Ms. Hallquist will not stand for reelection at the Annual Meeting. It is expected that, Mr. Hoer, who has been determined by the Board to be "independent" within the meaning of applicable NYSE rules for Compensation Committee members, will replace Ms. Hallquist on the Compensation Committee.

The Compensation Committee is responsible for, among other things, reviewing and approving annually the corporate goals and objectives applicable to the compensation of our CEO and determining the compensation of our CEO based on the achievement of these goals, approving the compensation of our other executive officers, overseeing our incentive compensation plans and equity-based plans, and reviewing and recommending changes to the Board with respect to director compensation. For information regarding our Compensation Committee, including its processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”
The Compensation Committee has the authority to delegate any of its responsibilities under its charter, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.

Nominating/Corporate Governance Committee
The present members of the Nominating/Corporate Governance Committee are Constance J. Hallquist (Chairperson), Andrea B. Thomas, and Ming Xian, all of whom have been determined by the Board to be independent within the meaning of the applicable NYSE listing rules.
As noted elsewhere, Ms. Hallquist will not stand for reelection at the Annual Meeting. It is expected that Ms. Thomas, who is a current member of the Nominating/Corporate Governance Committee will replace Ms. Hallquist as Chairperson of the Committee, and that Elizabeth Geary, if elected to the Board pursuant to stockholder vote at the Annual Meeting, will join the Committee as a member.

The Nominating/Corporate Governance Committee is responsible for, among other things, recommending to the Board potential director nominees for election to the Board, recommending to the Board directors to serve on the various Board committees, advising the Board with respect to Board composition, procedures and committees, and developing and recommending to the Board corporate governance principles applicable to the Company.
Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.
Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating/Corporate Governance Committee requires that the Committee review the composition of the Board to ensure it has the "appropriate balance" of experience, skills, expertise, gender diversity, and racial diversity for the Board as a whole. Consistent with these guidelines, both the Nominating/Corporate Governance Committee and the full Board seek director nominees with distinct professional backgrounds, experience, and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.
Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating/ Corporate Governance Committee reviews the qualifications of proposed director nominees to serve on our Board and recommends director nominees to our Board for election at the Company’s annual meeting of stockholders. The Board proposes a slate of director nominees to the stockholders for election to the Board, using information provided by the Nominating/Corporate Governance Committee.
In certain instances, a third party may assist the Nominating/Corporate Governance Committee or the Board in identifying potential director nominees. The Nominating/Corporate Governance Committee also considers potential nominations for director provided by the Company’s stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for director are evaluated using the same criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating/Corporate Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202 and providing the information and following the additional procedures set forth in the Bylaws, which are described in "Stockholder Proposals and Nominations for Director" in this Proxy Statement.
Executive Committee
The present members of the Executive Committee are Daniel R. Chard (Chairperson) and Jeffrey J. Brown.
The Executive Committee has all of the authority of the Board, except with respect to certain matters that by statute may not be delegated by the Board. The Executive Committee may meet periodically during the year to develop and review strategic operational and management policies for the Executive Committee.
Board and Committee Self-Assessments
Each year, the Board and the Board’s Audit Committee, Nominating/Corporate Governance Committee, Compensation Committee, and Executive Committee conduct self-assessments to evaluate their effectiveness and to identify opportunities for improvement. This self-assessment may be conducted in the form of written or oral questionnaires administered by Board members, management or third parties. Directors respond to questions designed to elicit information to be used in improving Board and committee effectiveness. Self-assessment topics generally include, among other matters, Board composition and structure, meeting topics and process, information flow, Board oversight of risk management and strategic planning, succession planning and access to management.

Director feedback solicited from the self-assessment process is discussed during Board executive sessions and, where appropriate, addressed with management. The Nominating/Corporate Governance Committee oversees the development and administration of the self-assessment process, including determining the format. More recently, the Nominating/Corporate Governance Committee has determined that written questionnaires are a highly effective method of conducting the self-assessments.

BOARD’S ROLE IN RISK MANAGEMENT AND ESG OVERSIGHT
The Company takes a comprehensive approach to risk management and believes risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes, by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.
The Board closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.
Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees may call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board approves the Company’s high-level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies, and policies.
The Board is also monitoring the prolonged public health impact of the coronavirus (COVID-19) pandemic. The health and wellbeing of our employees and stockholders are paramount.
We believe that the Company is able to advance ESG-related considerations and that sound corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity; focusing on material ESG issues; giving back to the communities we serve; being environmentally conscious; and operating a responsible supply chain that focuses on the quality of our products and improves the lives of workers involved in manufacturing our products. Our Board provides overall oversight of the Company’s environmental, social, and governance goals and objectives. Specific ESG topics are overseen by the Board committee generally responsible for the subject matter. For example, the Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG. The Board continues to believe that it is the appropriate body to oversee the development and implementation of the Company’s ESG and sustainability efforts, which focus on the Company’s efforts to positively impact both people and the planet.
CODE OF CONDUCT AND BUSINESS ETHICS AND CORPORATE GOVERNANCE GUIDELINES
Our Board has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct and Business Ethics provides Board oversight over certain of the Company’s policies, relating to contracts, insider trading, the Foreign Corrupt Practices Act, business gifts and entertainment, business travel and expenses, outside employment and other volunteer or charitable activities. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at https://ir.medifastinc.com/ by following the links through "Investor Relations" to "Corporate Governance."
Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company's principal executive officer, principal financial officer, principal accounting officer, or controller will be posted on the Company’s website (https://ir.medifastinc.com/).

TRANSACTIONS WITH RELATED PERSONS
The Board has established a process and certain procedures to identify any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a “related person” (as defined by the SEC’s rules and regulations). Under this process, in carrying out its oversight responsibilities, the Audit Committee reviews the Company’s identification of, accounting for, and disclosure of, its related party transactions (generally, transactions involving related persons that have a direct or indirect material interest), including issues involving potential conflict of interest involving officers and directors of the Company.
DIRECTOR MEETINGS AND ATTENDANCE
In 2022, our Board met five times, and our Board committees held the following number of meetings:
(i)Audit Committee: four meetings;
(ii)Compensation Committee: ten meetings;
(iii)Nominating/Corporate Governance Committee: three meetings; and
(iv)Executive Committee: four meetings.
Under our Corporate Governance Guidelines, directors are expected to regularly attend Board meetings and meetings of the Board committees on which they serve in person or by telephone conference, and all directors are expected to attend the Company’s annual meeting of stockholders. All directors serving and up for re-election at the time of the 2022 Annual Meeting of Stockholders attended the 2022 Annual Meeting of Stockholders held on June 15, 2022. All of our current directors attended all of the meetings of the Board and the Board committees on which they served in 2022.
STOCKHOLDER OUTREACH
Continuing our annual stockholder outreach program, during 2022 we reached out to investors representing more than 50% of our outstanding common stock. We discussed with them a number of topics, including our executive compensation programs, ESG matters and corporate governance practices and programs. We value the input of our stockholders, and the outreach process is an opportunity to:
•Answer questions that stockholders may have with respect to our company;
•Receive feedback from our stockholders and better understand their perspectives; and
•Establish ongoing dialogue with our stockholders.

EXECUTIVE OFFICERS
Except for Daniel R. Chard, who is also a director of the Company, the biographical information of the Company’s executive officers is below (listed alphabetically by last name).
Claudia C. Greninger, age 50, is Chief Human Resources Officer for Medifast. Ms. Greninger joined the company in October 2019 as Executive Vice President, Human Resources. Mrs. Greninger has over 20 years of experience in Global Human Resources, with deep expertise in the areas of change management, compensation design, global mobility and employee engagement across various industries. She was previously with Laureate Education as Vice President, Human Resources supporting the Global Corporate offices with over 5,000 employees worldwide where she served for over 10 years until 2019. Prior to that, she held positions at Fortune 500 companies including Johnson & Johnson, Citigroup and DoubleClick. Mrs. Greninger obtained a Bachelor of Arts from Barnard College of Columbia University and a Masters in Business Administration from the Stern School of Business of New York University.
Jason L. Groves, Esq., age 52, is Chief Legal Officer & Corporate Secretary for Medifast. Since joining the company in 2009, Mr. Groves has held several executive management roles, most recently serving as Executive Vice President, and General Counsel and Corporate Secretary. He oversees the Office of the Chairman and the company's Legal team, which consists of compliance, litigation, regulatory and government relations. Mr. Groves previously served as a director of the company from 2009 to 2015, an independent director and member of the Audit Committee from 2009 to 2011, as well as the Executive Committee from 2011 to 2015. Prior to joining Medifast, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland, where he was responsible for the company's legislative policy and government affairs. Mr. Groves is also a United States Army veteran and entered active duty as a Judge Advocate in the United States Army Judge Advocate General’s (JAG) Corp. In this position, he also served as a prosecutor in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal.

Nicholas M. Johnson, age 43, is Chief Field Operations Officer for Medifast. Mr. Johnson joined the company in 2018 as Market President of OPTAVIA USA and was appointed President, Coach and Client Experience in February 2020. In 2022, he became Chief Field Operations Officer. He is responsible for leading the OPTAVIA Field organization in creating a high-quality, unified Coach and Client program experience across all geographies. Mr. Johnson brings more than ten years of direct selling, marketing, and client relations experience to his role. Prior to joining the Company, Mr. Johnson served as the Vice President of Sales and Marketing of Nu Skin Enterprises, where he oversaw sales and marketing for 27 countries including the Middle East, Europe, and Africa. He has also held various leadership roles during his tenure at Nu Skin Enterprises including General Manager, Latin America and Director of Sales, USA.
Jonathan B. MacKenzie, age 52, has served as the Company's Vice President, Finance, and Chief Accounting Officer since September 2021. Prior to joining the Company, Mr. MacKenzie, was a Managing Director with PricewaterhouseCoopers LLP in the Risk Assurance practice. From 2006 to 2014, he was a Managing Director with Navigant Consulting, Inc. focused on forensic investigation and accounting advisory services. From 1993 to 2006, he served in various audit-related roles at Ernst & Young LLP and Arthur Andersen LLP. Mr. MacKenzie is a graduate of Bucknell University and is a licensed CPA in both Maryland and Pennsylvania. He is also a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.
James P. Maloney, age 55, has served as the Company’s Chief Financial Officer since July 2020. He is responsible for leading the finance function, including all aspects of financial planning and analysis, setting Medifast's financial and capital allocation strategies and managing investor relations. Prior to joining the Company, Mr. Maloney served as Senior Vice President, Chief Financial Officer of L.B. Foster Company, a publicly held global manufacturer and distributor of products and services for transportation and energy infrastructure. Prior to L.B. Foster Company, he served as Chief Financial Officer of First Insight, Inc., a privately held company providing consumer data to leading retailers and brands, where he continues to serve as a Board Advisor. Before joining First Insight, Mr. Maloney held roles at the H.J. Heinz Company ("Heinz"), including Vice President of Global Financial Planning and Supply Chain Finance, Director of Finance for Supply Chain for Heinz North America, and Controller of Heinz North America. He also held multiple roles in the U.S. and Europe at Ernst & Young LLP, including Senior Manager of the Assurance Practice. Mr. Maloney holds a Bachelor of Science degree from Clarion University and a Master of Business Administration degree from the University of Pittsburgh and is a Certified Public Accountant.
Anthony E. Tyree, age 57, is Chief Business Operations Officer for Medifast. Mr. Tyree joined the company in September 2018 as Chief Marketing Officer and was appointed Chief Business Operations Officer in 2022. He is responsible for leading the company's supply chain, marketing, scientific and clinical affairs, nutrition support, product development and program management teams. Mr. Tyree brings more than 25 years of experience in global integrated marketing, brand strategy, product and platform innovation and portfolio revitalization across various business-to-business and consumer retail products. Prior to joining Medifast, Mr. Tyree served as Vice President of Global Snacks at The Hershey Company, where he was responsible for accelerating Hershey’s health and wellness snack category across priority markets in North America, Brazil, China and India. Previously, Mr. Tyree held various leadership roles at Fonterra LTD, Kraft Foods, Nabisco and the Kellogg Company, giving him extensive marketing and general management experience both domestically and abroad.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)
Introduction
This Compensation Discussion and Analysis discusses our 2022 compensation programs as they relate to our Named Executive Officers or “NEOs.” By definition, “Named Executive Officers” refers to a corporation’s CEO and CFO and the three most highly compensated executive officers for the most recent year (other than the CEO and CFO). As a result, the Company has five NEOs in this Proxy Statement. For 2022, our NEOs were:
•Daniel R. Chard, Chairman & Chief Executive Officer
•James P. Maloney, Chief Financial Officer
•Nicholas M. Johnson, Chief Field Operations Officer
•Anthony E. Tyree, Chief Business Operations Officer
•Jason L. Groves, Chief Legal Officer & Corporate Secretary

2022 Business Highlights
In 2022, the Company experienced a significant shift in the macroeconomic environment that had a meaningful impact on Coach productivity and ultimately client acquisition. As a result, we experienced modest growth and our revenue increased 4.8% to $1.599 billion for 2022 as compared to $1.526 billion in 2021. For the year of 2022, we paid a total of $71.6 million in quarterly cash dividends at $1.64 per share each quarter throughout the year. As of December 2022, the Company has issued 28 consecutive quarterly dividend payments to stockholders, and paid out to stockholders an aggregate of $247.2 million in cash dividends over the past five years since December 2017. In addition, the company used $126.4 million to repurchase 739 thousand shares of common stock in 2022.
Compensation Philosophy
We design our executive compensation program to attract, retain and motivate the talented executives who are necessary to drive results for our business and deliver on our commitments to our Coaches and Clients, and to align the interests of these executives with the interests of our stockholders. The largest portion of our executives’ compensation is variable and at-risk. Short-term and long-term incentives are tied to Company performance against operational and financial measures. We use an independent compensation consultant to provide analysis of our compensation program, plan design, and market competitiveness to ensure an alignment between executives’ interests and those of our stockholders. We believe establishing a One Team mindset and reinforcing that through our shared performance goals is critical for our executive leaders to remain focused on delivering against our mission.
We examined and reaffirmed the following elements of our compensation philosophy for 2022:
•We take a consistent, job-level approach to compensation decisions with a simple compensation structure, designed to link pay to performance.
•We target total compensation within a competitive range of the market median (50th percentile) of selected peers and relevant industry comparisons, with the flexibility to target compensation over market median for critical talent.
•We emphasize “at-risk” performance-based compensation where the majority of executive pay is delivered via annual bonus and performance-based equity compensation.
•We grant annual equity awards that are comprised of 60% performance-vested awards and 40% time-vested awards.
•We grant time-vested awards (in the form of restricted shares) to reinforce stock ownership, align executives’ interests with those of our stockholders, and improve the holding power of compensation with regards to key talent.
•We grant performance-based deferred share awards to align executive pay with Company performance and incentivize executives to achieve pre-set performance goals, which drive stockholder value and align executive interests with those of our stockholders.

•We use multiple performance measures that are operationally oriented, offering a balanced approach to focus on our long-term, consistent and sustainable growth strategy.
•We share success in meaningful ways at every level of the organization.
Compensation Best Practices
✓    Pay-for-Performance. A majority of the total target compensation for our CEO and other NEOs is based on company performance with respect to operational and financial measures, as well as on share performance.
✓    Dividends Paid Only on Earned Restricted Shares or Deferred Shares. Dividends that accrue on performance-based deferred shares and time-based restricted shares are paid at the time and to the extent the underlying shares vest (if shares are forfeited, then any accrued dividends on such shares are forfeited).
✓    Double-Trigger Equity Awards. The 2012 Plan includes a double trigger vesting provision in the event of a Change in Control (as defined in the 2012 Plan).
✓    Competitive Severance Benefits. Reasonable severance benefits are provided to our NEOs in the event of certain qualifying terminations of employment.
✓    Annual Say-on-Pay Vote. We hold an annual say-on-pay advisory vote so that we can regularly assess our stockholders’ approval of the design and effectiveness of our executive compensation program and make changes where necessary.
✓    No Excise Tax Gross-Up Payments. Our executives will not be entitled to the payment of a tax gross-up to offset any excise taxes imposed on certain payments made to the executives in connection with a change in control of Medifast.
✓    Stock Ownership Guidelines. Our executives and non-employee directors are subject to our stock ownership guidelines, which require our CEO to hold stock worth 5x his annual salary; our other executives to hold stock worth between l-3x their annual salaries; and our non-employee directors to hold stock worth 5x the amount of the annual cash retainer paid to members of the Board for one year of service.
✓    Clawback Policy. Our clawback policy applies to our current and former executives.
✓    Anti-Hedging Policy. Our insider trading policy contains an anti-hedging policy that prohibits our executives, non-employee directors, and all other employees from engaging in hedging, monetization transactions or similar arrangements involving our stock.
✓    Anti-Pledging Policy. Our anti-pledging policy prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account.
✓    No Supplemental Retirement Benefits. We do not provide supplemental retirement benefits to our executives.
✓    No Excessive Perquisites. We do not provide excessive perquisites to our executives.
✓    No Repricing of Stock Options. The 2012 Plan prohibits repricing of underwater stock options without stockholder approval.
✓    No Guaranteed Bonus. None of our NEOs is party to an agreement that provides for a guaranteed annual incentive bonus, and all annual incentive bonuses are paid based on performance.
Executive Compensation Goals and Objectives
In today’s rapidly changing marketplace, it is important to locate and secure talented executive leaders who will be able to steer our Company to long-term success, help the Company build a culture that can power our strategic and growth vision, and provide positive returns for our stockholders. Our executive compensation program is designed to attract, retain, and motivate these highly qualified executives, to align their interests with the interests of our stockholders and to cultivate a One Team mindset.
•Attract:    We compete with other companies in our industry for talent, and many of these companies are much larger than us from a revenue perspective. We offer our executives competitive compensation packages so that we can attract the talent needed to deliver quality results and position our company to succeed now and into the future.

•Retain: A stable management team benefits our strategic long-term goals and ensures that we are managed by executives who have a deep knowledge and understanding of our Company and the ability to make well-informed decisions. We retain our executives by providing them competitive pay packages, and tying a portion of their compensation to their long-term service with the company.
•Motivate: We believe in pay for performance. A large percentage of our executives’ compensation is based on our performance. The only fixed element of compensation for our executives is base salary, with the remainder of compensation based on our financial performance (our executive cash bonus plan and performance-based long-term incentives) and the value of our stock (the retention awards granted to our senior executives periodically, and time-based restricted shares and performance-based deferred shares). Placing a majority of our executives’ pay at risk incentivizes our executives to work to achieve our stated business objectives and create stockholder value. We also believe in nurturing a dynamic work environment that encourages leaders to participate in our purpose as an organization and bring meaning to their daily work. We do this by investing in their learnings and touch points with our Coach and Client community, and giving them opportunities to participate in community service that is about sharing our mission with others.
•Align Executive Interests with Stockholder Interests: It is vital for our executives to make decisions that will create positive results for our stockholders. We believe that the best way to ensure that our executives understand the pressing concerns of stockholders is for our executives to be stockholders themselves, and to have a meaningful proportion of their compensation paid in stock. Since much of the value of the executives’ compensation is dependent on our stock price, our executives are motivated to increase long-term company value. Our executives are also required to own stock with a value equal to a multiple of their base salaries during the period that they are executives at Medifast, which ensures that our executives’ interests remain aligned with stockholder interests.
Pay for Performance
Accountability is one of the Company’s core values, therefore we link our executive compensation to Company performance. We provide fair and equitable compensation to our executives by providing them with competitive levels of base salary, target annual incentive bonus, target stock-based long-term incentives, and total target compensation. The Compensation Committee has designed our executive compensation program so that performance-based and other variable pay elements (annual incentive bonus and equity-based awards) constitute a significant portion of each executives’ total target compensation.
The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, including our stock price, which motivates our executives to achieve performance goals and create value for our stockholders. The annual incentive bonus rewards are earned by our executives for the achievement of short-term performance goals, and will not be paid unless threshold performance levels are achieved. The annual incentive plan ties the level of bonus payout to the level of achieved performance, with higher payout levels reflecting superior performance. The long-term performance-based equity-based awards reward our executives for achieving long-term performance goals and increasing stockholder value.
Our executive compensation program for 2022 aligns pay with performance. As shown below, 83% of our CEO's total target compensation is variable based on Company performance (64% for our other NEOs’), and 64% of our CEO’s long-term incentive awards (39% for our other NEOs’) vest solely upon the achievement of long-term performance metrics.

Target Pay Mix - CEO
Variable Pay - At Risk 83%
LTI 64%
Target Bonus 19%
Salary 17%

Target Pay Mix - Other NEOs
Variable Pay -
At Risk
64%
Target
Bonus
25%
LTI
39%
Salary
36%

Company Performance and CEO Pay
We strive to ensure that there is long-term alignment between CEO pay and company performance. CEO pay should not outpace the return to our stockholders. As we have refined our executive compensation program over the past several years, we continue to monitor CEO pay as it relates to our performance to ensure this alignment.
While our increase in total stockholder return (TSR) has consistently outpaced our CEO pay over the last few years, in 2022 we did see a decline in TSR due to a challenging macro-economic environment. Our CEO Pay also declined in 2022. Since 2019, our executive compensation program has incorporated long-term incentives with overlapping three-year performance periods, which links CEO pay to long-term changes in stockholder value.

The indexed total stockholder return assumes a $100 investment in Company common stock on December 31, 2017, with the graph shows would have increased in value to $334 as of December 31, 2022.
The amounts in the "CEO Pay" column include: (a) base salary; (b) actual cash bonus earned for the applicable year; (c) the grant date fair value of equity awards that were granted during the applicable year; and (d) all other compensation paid (or earned) during the applicable year.
How We Make Compensation Decisions
Role of Compensation Committee
The Compensation Committee is responsible for developing and approving the executive compensation program for all executive officers, including the NEOs, and for reviewing, approving and, where appropriate, recommending to the full Board for approval, our incentive compensation and equity-based plans. The Compensation Committee is also responsible for the creation and periodic review of our overall executive compensation philosophy, the analysis and assessment of any material risk to the Company related to our compensation program, and the determination of the components and levels of executive compensation for the CEO and other executive officers.
Role of Management
The Compensation Committee works closely with members of our management team in designing our executive compensation program, including Mr. Chard, our CEO, Mr. Maloney, our CFO, and Mrs. Greninger, our Chief Human Resources Officer. Our CEO evaluates the performance of our executives (other than his own performance), and makes recommendations as to the compensation levels of each executive (other than himself) and the goals for our short-term and long-term incentives. The advice of our CEO is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. All compensation decisions are made by the Compensation Committee in its sole discretion.

Role of Compensation Consultants and Survey Data
In 2022, the Compensation Committee worked with Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consultant, as its independent compensation consultant to continue to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s executive compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations. The Compensation Committee evaluated the independence of Meridian and concluded that no conflict of interest existed that would prevent Meridian from independently advising the Compensation Committee. Meridian does not provide services to Medifast other than as the independent consultant to the Compensation Committee.
Use of Peer Group
The Compensation Committee assesses each executive’s total target compensation (which includes base pay, annual incentive target bonus and stock-based long-term incentives) against our compensation peer group. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with a competitively attractive compensation package. The Compensation Committee sets total target compensation for each NEO near the median of our compensation peer group, with the mix of pay (base pay, annual cash incentives and stock-based long-term incentives) designed to reflect a strong bias towards pay for performance by placing a majority of total target compensation at risk. The Compensation Committee may set total target compensation above or below median based on various factors including company performance, internal equity considerations and individual performance.
Each year, the Compensation Committee reviews and approves our compensation peer group. For the 2022 peer group, the Compensation Committee selected companies that met the following criteria: (1) industry (healthy living and wellness companies and general weight-loss industry companies); (2) revenue (approximately l/2x to 2x our annual revenue); or (3) business model (with an emphasis on direct selling consumer product companies). As part of Meridian’s engagement, the compensation consultant reviewed the compensation peer group for continued appropriateness, and as a result of this review, the Compensation Committee approved a sixteen company compensation peer group, which was used to evaluate and set the 2022 compensation of our NEOs. Our peer group companies, their respective industries, and revenue and market caps as of December 31, 2022 are illustrated below.

2022 Peer Group
Company (n = 16)	Industry	Revenue (LTM) ($M)	Market Cap ($M)
McCormick & Company, Incorporated	Packaged Foods and Meats	6,351	22,219
Herbalife Nutrition Ltd.	Personal Products	5,204	1,457
Nu Skin Enterprises, Inc.	Personal Products	2,226	2,084
1-800-FLOWERS.COM, Inc.	Internet and Direct Marketing Retail	2,202	618
Edgewell Personal Care Company	Personal Products	2,178	1,990
B&G Foods, Inc.	Packaged Foods and Meats	2,112	799
The Hain Celestial Group, Inc.	Packaged Foods and Meats	1,854	1,445
BellRing Brands, Inc.	Personal Products	1,428	3,447
Tupperware Brands Corporation	Housewares and Specialties	1,386	184
The Simply Good Foods Company	Packaged Foods and Meats	1,188	3,804
WW International, Inc.	Specialized Consumer Services	1,093	272
USANA Health Sciences, Inc.	Personal Products	999	1,022
Inter Parfums, Inc.	Personal Products	987	3,077
Duluth Holdings Inc.	Internet and Direct Marketing Retail	682	206
Blue Apron Holdings, Inc.	Food Retail	459	33
Beyond Meat, Inc.	Packaged Foods and Meats	419	785

75th Percentile		2,184	2,332
Median		1,407	1,233
25th Percentile		996	531
Medifast, Inc.	Personal Products	1,599	1,253
Percent Rank		56%	50%

Elements of Executive Compensation
Our executive compensation program has three main elements: base salary, annual incentive bonus, and long-term equity awards.
Base Salary

Base salary is a level of annual cash compensation that recognizes an individual’s role, skill, performance, contribution and leadership, and is the only element of fixed compensation that we provide to our NEOs.
The Compensation Committee evaluates each NEO's base salary on an annual basis, taking into account (i) the NEO's role and responsibilities; (ii) the NEO's level of performance, achievements, and contributions to the Company; (iii) current market data from our compensation peer group; and (iv) the NEO's total target compensation.

Base salary for each NEO, as well as the amount of base salary increase during 2022, is illustrated below. Mr. Maloney and Mr. Groves received larger salary increases to bring their total compensation closer to the market median per our Compensation Philosophy.

Executive Name	Role	Salary 12/31/2021 ($)	2022 Increase (%)	Salary 12/31/2022 ($)
Daniel R. Chard	Chairman & Chief Executive Officer	928,030	7.8	1,000,000
James P. Maloney	Chief Financial Officer	450,500	17.0	527,085
Nicholas M. Johnson	Chief Field Operations Officer	400,320	10.0	440,352
Anthony E. Tyree	Chief Business Operations Officer	371,315	12.0	415,873
Jason L. Groves	Chief Legal Officer & Corporate Secretary	365,625	17.0	427,781

Annual Incentive Bonus
Our annual incentive bonus plan is designed to reward our NEOs for the achievement of critical short-term financial goals and other corporate objectives that support the long-term sustainability of the Company. The Compensation Committee determined each NEO’s target bonus opportunities, taking into account benchmark data from our compensation peer group, the NEO’s contribution to current and long-term corporate goals and input from the CEO (the CEO did not provide input on his own target bonus opportunity). The table below shows each NEO’s 2022 target bonus opportunity, expressed as a percentage of base salary.

Executive Name	Role	Target Opportunity (% of Base Salary)
Daniel R. Chard	Chairman & Chief Executive Officer	115
James P. Maloney	Chief Financial Officer	70
Nicholas M. Johnson	Chief Field Operations Officer	70
Anthony E. Tyree	Chief Business Operations Officer	70
Jason L. Groves	Chief Legal Officer & Corporate Secretary	70

The financial targets for the annual cash incentives were set based on the annual budget approved by the Board during the first quarter of 2022. For 2022, the Compensation Committee selected two financial measures, Net Revenue and Operating Income, to focus the NEOs on achieving profitable growth, which it believes drives sustainable performance. In addition, based on management's recommendations, the Compensation Committee approved the selection of Client Net Promoter Score ("NPS") as a new performance metric, which it believes is sensitive to business disruption, and predicts business growth. The table below shows the threshold, target and maximum performance goals for each financial measure in the annual incentive plan (in millions, except for percentages).

Performance Measures	Threshold 50%	Target 100%	Maximum 200%	Weight (%)
Revenue ($)	1,541.3	1,755.0	1,831.3	35%
Operating Income ($)	200.4	235.2	256.4	55%
Client Net Promoter Score of 40 or Higher (# of Months)	4 Months	5 to 8 Months	9 Months or Greater	10%
At threshold performance, each NEO would earn half of his or her target bonus opportunity and at maximum performance each NEO would earn 2x his or her target bonus opportunity. If threshold performance is not achieved for each performance goal, no cash incentive would be paid to the NEOs.
In 2022, the Company achieved $1.599 billion in Revenue, $215.9 million in operating income on a non-GAAP basis, and over nine months of Client Net Promoter score at 40 or greater. As a result, the Compensation Committee approved an annual incentive bonus payment for each NEO in an amount equal to 82% of his or her respective target bonus opportunity.
Long-Term Equity Awards
Our long-term incentive compensation is intended to incentivize our NEOs to achieve key financial goals and to enhance stockholder value. Each year, the Compensation Committee sets each NEO's long-term target value based on benchmark data from our compensation peer group and its assessment of the NEO's contribution to current and long-term corporate goals. Our equity mix is 60% performance-based equity awards and 40% time-based equity awards. We believe that this higher emphasis on performance-based awards drives greater alignment with stockholder value and accountability for achieving our goals as One Team.
The table below shows each NEO's total long-term target value and the number of time-based shares and performance-based shares awarded. The total long-term target value was allocated between time-based restricted shares and performance-based deferred shares and the number of shares awarded has the grant date fair value equal to that allocation.

Name	Long-Term Target Value ($)	Time-Based Restricted Shares (#)	Performance-Based Deferred Shares (#)
Daniel R. Chard	3,850,000	8,509	12,764
James P. Maloney	579,794	1,281	1,922
Nicholas M. Johnson	484,387	1,071	1,606
Anthony E. Tyree	457,460	1,011	1,517
Jason L. Groves	470,559	1,040	1,560

Performance-Based Deferred Shares
•The 2022 performance-based grants are earned to the extent performance goals are achieved over a three-year performance period. Each NEO was granted a target number of 2022 performance-based deferred shares and may earn between 50% and 200% of the target number depending upon achieved performance against predetermined performance goals. However, if threshold performance is not achieved for both performance goals, then none of the 2022 performance-based deferred shares will vest.
•The Compensation Committee approved the following performance goals for the 2022 performance-based awards: (i) revenue; and (ii) operating income. In addition, the Compensation Committee approved the introduction for 2022 of a Relative TSR modifier, pursuant to which the number of performance-based deferred shares otherwise earned based on achievement against the financial metric is increased 25%, if the Company's three-year TSR performance achieves a 75th percentile rank or greater, relative to a set of peers. The peer group is a composite of the S&P 1,000 Consumer Staples Index plus the Company's Compensation Peer Group, detailed above. The Company believes the financial metrics of revenue, operating income and relative TSR are well aligned with stockholder value creation and are currently the best indicators of Company performance annually and over multi-year periods. The number of earned and vested performance awards is paid in a like number of shares of our common stock. Generally, an NEO must be continuously employed through the end of the performance period to receive a distribution of shares.

Time-Based Restricted Shares
•The 2022 time-based restricted stock grants vest ratably over a three-year period. On each vesting date, the restriction with respect to a portion of the shares will lapse. Other than upon retirement (see "Retirement Benefits"), an NEO must be continuously employed through each vesting date for the restrictions to lapse.

2020-2022 Performance-Based Deferred Shares
In 2020, the Compensation Committee awarded performance-based deferred shares to certain NEOs with a three-year performance period, which concluded on December 31, 2022. Each NEO was granted a target number of 2020 performance-based awards and was eligible to earn between 50% and 200% of the target number depending upon achieved performance against performance goals (with no awards vesting if threshold performance was not achieved). The performance goals for the 2020 performance-based awards were: (i) revenue; and (ii) operating income. The number of earned and vested performance awards is paid in a like number of shares of our common stock. Other than upon retirement (see "Retirement Benefits"), an NEO generally must be continuously employed through the end of the performance period to receive a distribution of shares. The final results with respect to the 2020-2022 period are set forth below (in thousands, except for percentages).

2020 LTI Grant – 3-Year LTI Cumulative Targets				Actual Performance	Achievement	Weight	PSU Actual Achievement
($ in thousands)	Threshold	Target	Maximum
3-Year Cumulative Revenue	$2,311,750	$2,482,500	$2,690,000	$4,059,506	200%	40%	80%
3-Year Cumulative Operating Income	$320,419	$348,338	$387,000	$535,206	200%	60%	120%

The performance-based deferred shares granted in 2020 vested and were earned at the maximum level (200% of the target level) due to the achievement above the maximum performance target for each of the revenue and operating income goals over the performance period.

Retirement Benefits
Each NEO may participate in the Company's 401(k) retirement plan on the same terms and conditions, including Company matching provisions, as other employees. The Company also provides all equity eligible team members who retire, including the NEOs, with prorated vesting on their current equity holdings should they meet the following criteria: (i) employee has attained age 55; (ii) sum of age and years of service is equal to 70; (iii) job performance is satisfactory; and (iv) intent to retire is given within one year of retirement. The Company provides no other retirement benefits to our NEOs.

Severance Benefits
We maintain, and in June 2022 amended, the Medifast Executive Severance Plan (the “Severance Plan”) pursuant to which severance benefits are provided to our CEO, the other NEOs and certain executives at the Executive Vice-President level or above who report directly to the CEO upon certain terminations of employment, including a termination by the Company without “cause” or by the executive for “good reason.” The Severance Plan was designed with an eye towards severance plans and policies in the market, so that the severance benefits provided under the Severance Plan are market competitive. In our industry, companies typically provide severance benefits to their executives upon certain qualifying terminations of employment. Severance benefits provide economic security for our executives during times of uncertainty, which allows them to focus their attention on leading and managing the Company. In addition, we believe that the Severance Plan is an important factor in the retention of our executives while remaining within market norms. Please refer to the Potential Payments upon Termination or Change in Control narrative within the Executive and Director Compensation Tables section herein for additional information on the Severance Plan.
Other Compensation
In 2022, we provided to our NEOs group health, life, and disability insurance coverage, each on the same terms as is provided to all of the Company’s employees.
Stock Ownership Guidelines
Our Compensation Committee maintains stock ownership guidelines that reflect market best practices. We believe that these stock ownership guidelines help to align the interests of our executive officers and non-employee directors with the interests of our stockholders by requiring our executive officers and non-employee directors to accumulate and maintain a significant ownership stake in our Company.
Within five years of becoming subject to the stock ownership guidelines, each executive officer and non-employee director must meet the following stock ownership requirements:

Position	Target Value of Stock Held
Chief Executive Officer	5x annual salary
Direct reports to CEO	3x annual salary
Other Section 16 Officers	1x annual salary
Non-Employee Directors	5x amount of annual cash retainer
Stock held directly by the executive officer or director will be considered in determining compliance with the guidelines, as will restricted shares, shares received upon the exercise of stock options, shares underlying performance-based deferred shares (if the performance criteria have been satisfied), and shares held by an affiliate for the benefit of the individual. Unvested stock options will not be considered, but vested stock options will be treated as the equivalent to one-half of a share.
Until the executive officer or non-employee director satisfies the ownership guidelines, he or she will be required to hold at least 50% of the shares acquired under an equity or equity-based award (net of exercise price for options and taxes). If an executive officer or director fails to meet the ownership guidelines within five years of becoming subject to them, he or she will be required to continue to hold all of his or her shares of our stock, including shares subject to equity or equity-based awards following vesting, until he or she is in compliance with the guidelines. All NEOs are in compliance with or making reasonable progress towards meeting these guidelines.
Clawback Policy
We maintain a clawback policy that applies to all of our current and former executive officers, and any other senior executives or employees who are deemed subject to the policy by the Board. This policy provides that, in the event that we are required to prepare an accounting restatement of our financial statements due to our non-compliance with any financial reporting requirement, the Board will require reimbursement or forfeiture of all or a portion of all incentive compensation received by a covered executive during the three-year period prior to the restatement provided that, for senior executives or employees, the Board determines that the employee engaged in negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment with the Company or a breach of fiduciary duty to the Company by the employee. In addition, if the Board determines that an executive officer has breached his or her fiduciary duties of care and loyalty, the Board may seek to recoup incentive compensation from such executive officer.

In October 2022, the SEC released final rules regarding requirements for clawback policies, and the NYSE filed their proposed listing standards with the SEC that incorporate these clawback rules in February 2023. Our Compensation Committee has been reviewing the listing standards in order to modify our clawback policy to comply with these requirements.
Anti-Hedging Policy
Our insider trading policy contains a strict anti-hedging policy, which prohibits employees (including executives) and directors from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options. Without limitation, the prohibition on hedging includes any financial instruments or other transactions that hedge or offset, or are designed to hedge or offset, any position relating to company securities (including compensation awards), including prepaid variable forward contracts, equity swaps, collars, puts, calls, and other derivative instruments and exchange funds.
Anti-Pledging Policy
We maintain an anti-pledging policy, which prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account.

Compensation Committee Interlocks and Insider Participation

Scott Schlackman, Constance J. Hallquist and Andrea B. Thomas served as members of our Compensation Committee in Fiscal Year 2022. No member of our Compensation Committee was an officer or employee of Medifast while serving on the Compensation Committee during Fiscal Year 2022, or has ever been an officer of Medifast or its subsidiaries. No executive officer of Medifast has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.
Compensation Committee Report
We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Based on the review and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Compensation Committee,
Scott Schlackman, Chairman
Constance J. Hallquist
Andrea B. Thomas

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES
The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:
•Our annual incentive compensation program is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;
•We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and stockholder value;
•At the senior management and executive levels, our compensation programs are weighted towards offering incentives that reward sustainable performance by requiring continued service to receive payment; and
•All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES
Summary Compensation Table (2022, 2021, and 2020)

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chief Executive Officer, the Chief Financial Officer, The Chief Field Operations Officer, the Chief Business Operations Officer, and the Chief Legal Officer & Corporate Secretary. These individuals are our “Named Executive Officers” for fiscal year 2022. Mr. Groves was not an NEO prior to 2022, therefore his compensation for the prior years is not included in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Daniel R. Chard Chairman & Chief Executive Officer	2022	980,624	—	4,002,009	943,000	14,603	5,940,235
	2021	914,291	17,847	3,484,918	2,134,469	13,968	6,565,494
	2020	909,173	—	2,865,825	1,751,000	13,838	5,539,836
James P. Maloney Chief Financial Officer	2022	506,761	—	602,572	302,547	14,603	1,426,483
	2021	433,831	8,663	492,120	630,700	55,929	1,621,243
	2020	187,981	—	496,510	266,620	9,178	960,289
Nicholas M. Johnson Chief Field Operations Officer	2022	429,728	—	503,609	252,762	13,910	1,200,009
	2021	389,775	7,698	437,581	560,448	23,244	1,418,746
	2020	339,231	—	307,806	504,000	13,156	1,164,192
Anthony E. Tyree Chief Business Operations Officer	2022	404,048	—	475,587	238,711	13,103	1,131,449
	2021	368,486	7,141	405,872	519,841	15,135	1,316,475
	2020	373,961	—	406,001	504,700	11,615	1,296,277
Jason L. Groves Chief Legal Officer & Corporate Secretary	2022	411,286	—	489,128	245,546	12,683	1,158,643

____________________
(1)Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Note 8 of the Notes to Consolidated Financial Statements included in the 2022 Annual Report. The values do not correspond to the actual value that will be recognized by the NEOs at the time such awards vest. With respect to the performance-based awards granted in 2022, the value included in this column reflects the target level of performance. The grant date fair value of the 2022 performance-based awards at the maximum level of performance is equal to the following: for Mr. Chard, $5,019,570; Mr. Maloney, $755,846; Mr. Johnson, $631,576; Mr. Tyree, $596,576 and Mr. Groves, $613,486.
(2)Amounts reported in this column represent the Company’s matching contributions under the 401(K) plan and Company contributions to group term life insurance and health savings accounts.

Mr. Chard's all other compensation total for 2022 primarily includes group term life insurance contributions, $12,200 in matched 401(k) plan contributions made by the Company, and $1,500 in health savings account contributions.
Mr. Maloney's all other compensation total for 2022 primarily includes $12,200 in matched 401(k) plan contributions made by the Company, and $1,500 in health savings account contributions.
Mr. Johnson’s all other compensation total for 2022 primarily includes $12,200 in matched 401(k) plan contributions made by the Company, and $1,500 in health savings account contributions.
Mr. Tyree’s all other compensation total for 2022 primarily includes $12,200 in matched 401(k) plan contributions made by the Company.
Mr. Groves' all other compensation total for 2022 primarily includes $12,200 in matched 401(k) plan contributions made by the Company.
(3) As reported in prior years, All Other Compensation and the resulting Total Compensation for years 2021 and 2020 included dividends accrued on unvested shares. These amounts exclude dividends accrued on unvested shares in 2022, and the historical 2021 and 2020 information was updated to conform to this presentation. Dividends accrued on unvested shares are included in the Pay versus Performance table below.

2022 Grants of Plan-Based Awards Table
The following table outlines the cash incentive awards and equity-based awards granted to the NEOs during fiscal 2022. All equity-based awards were granted under the 2012 Plan, which was approved by stockholders.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel R. Chard		575,000	1,150,000	2,300,000
	3/16/2022				6,382	12,764	25,528		2,509,785
	3/16/2022							8,509	1,492,223
James P. Maloney		184,480	368,960	737,919
	3/16/2022				961	1,922	3,844		377,923
	3/16/2022							1281	224,649
Nicholas M. Johnson		154,123	308,246	616,493
	3/16/2022				803	1,606	3,212		315,788
	3/16/2022							1071	187,821
Anthony E. Tyree		145,556	291,111	582,222
	3/16/2022				759	1,517	3,034		298,288
	3/16/2022							1011	177,299
Jason L. Groves		149,723	299,447	598,893
	3/16/2022				780	1,560	3,120		306,743
	3/16/2022							1040	182,385

____________________
(1)The amounts included in these columns represent the threshold, target, and maximum cash value payable to each NEO under the 2022 annual incentive bonus. Each amount represents the individual's current salary multiplied by their bonus opportunity. A more detailed description of the terms of the 2022 annual incentive bonus is included above under the heading "Annual Incentive Bonus." The actual payout amounts with respect to the 2022 annual incentive bonus are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)The stock awards vest in three equal annual installments on each of the first three anniversaries of the date of grant.
(3)The amounts included in this column are the dollar amounts representing the grant date fair value of each restricted share or performance-based deferred share (at the target level), as applicable, calculated in accordance with FASB ASC Topic 718, and do not represent the actual value that may be recognized by the NEOs upon vesting of restricted shares or deferred shares. For performance-based deferred shares, the amounts disclosed in this column are based on the probable outcome of the performance conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

Outstanding Equity Awards at 2022 Fiscal Year-End Table

						Restricted Stock Units			Performance-Based Deferred Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Unvested Units (#)		Market Value of Unvested Units ($)(1)	Unearned Units that Have Not Vested (#)(2)		Market Value of Unearned Units that Have Not Vested ($)(1)(2)
Daniel R. Chard	—	—		—	—	3,787	(3)	436,830	8,243	(21)	950,830
	—	—		—	—	3,664	(4)	422,642	12,764	(22)	1,472,327
	—	—		—	—	8,509	(5)	981,513	—		—
James P. Maloney	—	—		—	—	398	(6)	45,909	3,574	(21)	412,261
	—	—		—	—	518	(7)	59,751	1,164	(22)	134,267
	—	—		—	—	1,281	(8)	147,763	1,922	(23)	221,703
Nicholas M. Johnson	417	—		66.68	02/07/28	848	(9)	97,817	1,035	(21)	119,387
	16,945	5,278	(10)	66.68	02/07/28	70	(11)	8,074	1,606	(22)	185,252
	—	—		—	—	407	(12)	46,947	—		—
	—	—		—	—	460	(13)	53,061	—		—
	—	—		—	—	1071	(14)	123,540	—		—
Anthony E. Tyree	—	—		—	—	537	(15)	61,943	960	(21)	110,736
	—	—		—	—	427	(16)	49,254	1,517	(22)	174,986
	—	—		—	—	1,011	(17)	116,619	—		—
Jason L. Groves	—	—		—	—	315	(18)	36,335	730	(21)	84,205
	—	—		—	—	325	(19)	37,489	1,560	(22)	179,946
	—	—		—	—	1,040	(20)	119,964	—		—
____________________
(1)The market value of shares of stock that have not vested is based on the closing price of our common stock on December 30, 2022, or $115.35 per share.
(2)The number of shares and the market value of the performance-based deferred share awards is based on the target performance level.
(3)The restricted shares vested on February 19, 2023.
(4)The restricted shares will vest as to 1,832 and 1,832 shares on March 17, 2023 and 2024, respectively.
(5)The restricted shares will vest as to 2,836, 2,836 and 2,837 shares on March 16, 2023, 2024 and 2025, respectively.
(6)The restricted shares will vest on July 20, 2023.
(7)The restricted shares will vest as to 259 shares on March 17, 2023 and 2024, respectively.
(8)The restricted shares will vest as to 427 shares on March 16, 2023, 2024 and 2025, respectively.
(9)The restricted shares vested on February 7, 2023.
(10) The remaining stock options vested on February 7, 2023.
(11) The restricted shares will vest on June 13, 2023.
(12) The restricted shares vested on February 19, 2023.
(13) The restricted shares will vest as to 230 shares on March 17, 2023 and 2024 respectively .
(14) The restricted shares will vest as to 357 shares on March 16, 2023, 2024 and 2025, respectively.
(15) The restricted shares vested on February 19, 2023.
(16) The restricted shares will vest as to 213 and 214 shares on March 17, 2023 and 2024, respectively.
(17) The restricted shares will vest as to 337 shares on March 16, 2023, 2024 and 2025, respectively.
(18) The restricted shares vested on February 19, 2023.

(19) The restricted shares will vest as to 162 and 163 shares on March 17, 2023 and 2024, respectively.
(20) The restricted shares will vest as to 346, 347 and 347 shares on March 16, 2023, 2024 and 2025, respectively.
(21) The performance-based shares will vest on December 31, 2023.
(22) The performance-based shares will vest on December 31, 2024.
(23) The performance-based shares will vest on October 1, 2024.

2022 Option Exercises and Stock Vested Table
The following table sets forth information regarding stock vesting for the NEOs during 2022, and the resulting value realized.

		Stock Awards
Name	Grant Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel R. Chard	2/19/2020 Performance-Based Deferred Shares	34,076	3,748,019
	2/20/2019 Restricted Stock Units	2,675	473,636
	2/19/2020 Restricted Stock Units	3,786	670,349
	3/17/2021 Restricted Stock Units	1,831	330,532

James P. Maloney	7/20/2020 Restricted Stock Units	397	69,253
	3/17/2021 Restricted Stock Units	258	46,574

Nicholas M. Johnson	2/19/2020 Performance-Based Deferred Shares	3,660	402,563
	2/7/2018 Restricted Stock Awards	848	162,596
	6/13/2018 Restricted Stock Awards	70	13,422
	2/20/2019 Restricted Stock Units	142	25,143
	2/19/2020 Restricted Stock Units	407	72,063
	3/17/2021 Restricted Stock Units	230	41,520

Anthony E. Tyree	2/19/2020 Performance-Based Deferred Shares	4,828	531,032
	2/20/2019 Restricted Stock Units	368	65,158
	2/19/2020 Restricted Stock Units	536	94,904
	3/17/2021 Restricted Stock Units	213	38,451

Jason L. Groves	2/19/2020 Performance-Based Deferred Shares	2,832	311,492
	2/20/2019 Restricted Stock Units	154	27,267
	2/19/2020 Restricted Stock Units	315	55,774
	3/17/2021 Restricted Stock Units	162	29,244
____________________
(1)Represents the number of shares vested multiplied by the fair market value of the common stock on the vesting date.
Potential Payments upon Termination or Change in Control
Messrs. Chard, Maloney, Johnson, and Tyree, and Groves are eligible to participate in the Severance Plan. Under the Severance Plan, if one of these executives is terminated by the Company without “cause” or terminates employment for “good reason,” and if such termination occurs prior to a “change in control” or more than two years following a “change in control”, subject to his or her execution of a release of claims, he or she would be entitled to:
i.a lump sum cash payment equal to 1 times (1.5 times for Mr. Chard) the sum of his or her annual base salary and target annual bonus;
ii.a prorated annual bonus for year of termination, based on the number of full months during the year the executive was employed and based on actual Company performance;
iii.acceleration and vesting of all unvested stock options;

iv.pro-rata vesting of all unvested time-based restricted shares or deferred shares;
v.pro-rata vesting of all unvested performance-based restricted shares or deferred shares, based on the actual achievement of the performance factors.
In the event such termination occurs during the two-year period following a "change in control," subject to his or her execution of a release of claims, he or she would be entitled to:
i.a lump sum cash payment equal to 1.5 times (2.5 times for Mr. Chard) the sum of his or her annual base salary and target annual bonus;
ii.a prorated annual bonus for year of termination, based on the number of full months during the year the executive was employed, at the greater of (i) target level performance OR (ii) actual Company performance as determined by the most recent forecast as of the date of termination;
iii.acceleration and vesting of all unvested stock options;
iv.acceleration and vesting of all unvested time-based restricted shares or deferred shares;
v.pro-rata vesting of all unvested performance-based restricted shares or deferred shares, based on the number of full months during the performance period the participant was employed, at the greater of (i) target level performance or (ii) actual performance, as determined by most recent financial projections/forecast used for accrual purposes as of the date of termination.
For purposes of the Severance Plan, the Company will have "Cause" to terminate an executive's employment if the executive engages in any of the following:
•Indictment or conviction for, or plea of guilty or nolo contendere to, a felony or criminal act involving moral turpitude;
•Gross misconduct or willful and continued failure to substantially perform employment duties reasonably requested by the Company, after 30 days' written notice of the conduct or failure and failure of the executive to remedy such conduct or failure;
•Fraud, embezzlement, or misappropriation of any amounts of money or other assets or property of the Company;
•Misconduct or negligence in connection with the business of the Company which has a substantial adverse effect on the Company; or
•Violation of any material policy of the Company, including the Company's Code of Conduct and Business Ethics.
For purposes of the Severance Plan, an executive will be deemed to have "Good Reason" to terminate his or her employment if any of the following occur:
•A material reduction in the executive's base salary or target bonus;
•A material diminution on the executive's authority, duties, or responsibilities;
•A relocation of the executive's principal work location by more than 50 miles; or
•Any other action or inaction by the Company that constitutes a material breach by the Company of any written agreement under which the executive provides services.
Potential Payments Upon Termination or Change in Control Table
The table below details the payments and benefits that would be provided to each of our NEOs if he or she was terminated by the Company without Cause or terminated employment for Good Reason, or if a Change in Control occurred, in each case on December 31, 2022.

Name	Severance ($)	Annual Cash Bonus(1) ($)	Restricted Shares(2) (unvested) ($)	Performance- Based Shares(2) (unvested) ($)	Stock Options(2) (unvested) ($)
Daniel R. Chard
Termination Without Cause or Good Reason	3,225,000	943,000	767,895	5,055,329	—
Termination Without Cause or Good Reason Following a Change in Control	5,375,000	1,150,000	1,840,986	5,055,329	—
James P. Maloney
Termination Without Cause or Good Reason	896,045	302,547	78,476	495,512	—
Termination Without Cause or Good Reason Following a Change in Control	1,344,067	368,960	253,424	495,512	—
Nicholas M. Johnson
Termination Without Cause or Good Reason	748,598	252,762	175,457	563,523	753,435
Termination Without Cause or Good Reason Following a Change in Control	1,122,898	308,246	329,440	563,523	753,435
Anthony E. Tyree
Termination Without Cause or Good Reason	706,984	238,711	99,244	689,062	—
Termination Without Cause or Good Reason Following a Change in Control	1,060,476	291,111	227,816	689,062	—
Jason L. Groves
Termination Without Cause or Good Reason	727,228	245,546	75,891	442,790	—
Termination Without Cause or Good Reason Following a Change in Control	1,090,842	299,447	193,788	442,790	—
____________________
(1)The annual cash bonus reflects the target cash bonus that the executive would have been entitled to receive under our 2017 Annual Incentive Bonus program, without pro-ration since the assumed date of termination is also the last day of the fiscal year.
(2)The value of the restricted shares, performance-based shares, and stock options that would be accelerated upon a termination of employment is based on the closing price of our common stock on January 3, 2023, the first trading day after December 31, 2022, which was a Saturday, or $115.10 per share.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Daniel Chard, our CEO. For FY 2022, the annual total compensation of our CEO was $5,940,235 (as set forth in the Summary Compensation Table) and the annual total compensation of the median employee of our company (other than our CEO) was $61,010. As a result, the ratio between our CEO’s annual total compensation and the median of the annual total compensation of our employees (other than our CEO) was 97 to 1.

We identified the median total compensation of our employees by examining the 2022 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022, the last day of our payroll year. We included all employees, whether employed on a full-time, or part-time basis. For our newly hired permanent full-time or part-time employees that were employed for less than the full year, we annualized their 2022 total compensation. Employees of our Hong Kong and Singapore subsidiaries were excluded from this calculation, given that the employee population of these countries represents less than 5% of our total employee base.
In determining the median employee, we considered the total cash compensation for each active employee as of December 31, 2022, including regular pay, overtime pay, shift differential pay, regular exception pay (holiday, paid time off or PTO, jury, short-term disability, bereavement, paid parental leave, etc.), production and other incentives such as employee cash referral awards, bonuses paid (signing, retention and discretionary), 2022 performance bonuses paid in 2023, tuition reimbursement, imputed value of company-provided group term life insurance, relocation expenses, severance and company contributions to employee 40l(k) plans.

Pay versus Performance

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and New Item 402(v) of Regulation S-K, we are providing the below information to disclose the relationship between the compensation represented in the Summary Compensation Table included in this Proxy ("SCT"), compensation actually paid to our NEOs and the company’s financial performance since 2020. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

Year	SCT Total Compensation For CEO ($)	Compensation Actually Paid to CEO ($)(2)	Average SCT Total Compensation for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(1)(2)	Cumulative TSR ($)(3)	S&P 600 Consumer Staples Cumulative TSR ($)(3)	Net Income ($M)	Company-Selected Performance Measure (Revenue) ($M)
2022	5,940,235	(710,735)	1,229,146	337,631	117	134	144	1,599
2021	6,565,494	12,935,723	1,438,062	2,214,069	204	143	164	1,526
2020	5,539,836	9,914,019	951,877	1,304,904	186	111	103	935

(1) The Other Named Executive Officers for each year are as follows:
2020: Messrs James Maloney, Nicholas Johnson, Anthony Tyree, Joseph Kelleman, Timothy Robinson, and William Baker.
2021: Messrs. James Maloney, Nicholas Johnson, Anthony Tyree, and Ms. Lauren Walker.
2022: Messrs. James Maloney, Nicholas Johnson, Anthony Tyree, and Jason Groves.
(2) The total compensation and equity grants of our Named Executive Officers, as reported in the summary compensation tables for 2020, 2021 and 2022, are detailed below along with the dividends earned, additions and deductions to the fair value of their equity grants and any forfeitures as reflected in the actual compensation calculations above.

Breakdown of Actual Compensation of Chief Executive Officer
Year	SCT Total for CEO ($)	Equity Value from SCT for CEO ($)	Adjustment for Year-End Equity Value of Awards Granted in Current Fiscal Year for CEO ($)	Adjustment for Dividends Accrued During Fiscal Year on Unvested Equity Awards for CEO ($)	Adjustment for Change in Fair Value of Unvested Equity Awards Granted in Prior Years for CEO ($)	Adjustment for Change in Fair Value of Equity Awards Vested During Fiscal Year for CEO ($)	Adjustment for Fair Value of Equity Awards Forfeited During Fiscal Year for CEO ($)	Compensation Actually Paid for CEO ($)
2022	5,940,235	(4,002,009)	2,517,440	553,538	(2,251,992)	(3,467,947)	—	(710,735)
2021	6,565,494	(3,484,918)	4,603,480	546,641	3,925,442	779,584	—	12,935,723
2020	5,539,836	(2,865,825)	5,575,467	177,872	1,508,409	(21,740)	—	9,914,019

Breakdown of Average Actual Compensation of Named Executive Officers
Year	SCT Total for NEO's ($)	Equity Value from SCT for NEO's ($)	Adjustment for Year-End Equity Value of Awards Granted in Current Fiscal Year for NEO's ($)	Adjustment for Dividends Accrued During Fiscal Year on Unvested Equity Awards for NEO's ($)	Adjustment for Change in Fair Value of Unvested Equity Awards Granted in Prior Years for NEO's ($)	Adjustment for Change in Fair Value of Equity Awards Vested During Fiscal Year for NEO's ($)	Adjustment for Fair Value of Equity Awards Forfeited During Fiscal Year for NEO's ($)	Compensation Actually Paid for NEO's ($)
2022	1,229,146	(517,724)	325,671	62,556	(478,307)	(283,711)	—	337,631
2021	1,438,062	(411,897)	505,460	41,554	386,276	254,614	—	2,214,069
2020	951,877	(250,649)	479,037	18,135	350,728	(16,690)	(227,734)	1,304,904

The charts below describe the relationship between compensation actually paid to our chief executive officer and to our other named executive officers (as calculated above) and our financial and stock performance for the indicated years. In addition, the first table below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

(3) TSR values assume $100 was invested for the cumulative period from December 31, 2019 through December 31, 2022, in either the Company or the peer group, and reinvestment of the pre-tax value of dividends paid. Historical stock performance is not necessarily indicative of future stock performance.

Actual Compensation Paid vs. Net Income
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$(2,000,000)
Actual Compensation Paid
$180,000,000
$160,000,000
$140,000,000
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
Net Income
$9,914,019
$1,304,904
$12,935,723
$2,214,069
$(710,735)
$337,631
2020
2021
2022
Fiscal Year
CEO - Actual Comp Paid
NEO's Avg Actual Comp Paid
Net Income

The following were the most important financial performance measures (and non-financial performance measures), as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed fiscal year. These measures impact both the short-term, and with exception of Client Net Promoter Score, also the long-term incentives of our Officers. We believe the combination of these metrics align with our compensation objectives, and reinforce for our executive leaders the importance of sustainable, profitable, growth while delivering an excellent Coach and Client Experience.

Important Company Performance Metrics
Revenue
Operating Income
Client Net Promoter Score

DIRECTOR COMPENSATION
We use cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. The non-employee directors of Medifast receive an annual restricted stock grant for their service on the Board. In the fiscal year ended December 31, 2022, directors (other than Mr. Xian) were given the option to receive either 744 restricted shares and a quarterly cash retainer of $16,250 (for the Lead Director, an additional $6,250 quarterly cash retainer), or to receive all compensation in the form of restricted shares with the grant date 20-day average share price used to determine the total number of shares granted. These amounts reflect a change from 2021, where directors were given the option to receive 1,083 restricted shares and a quarterly cash retainer of $12,500 (for the Lead Director, an additional $5,000 quarterly cash retainer).
Each of our non-employee directors other than Mr. Xian elected to receive all of their compensation in the form of restricted shares. The restricted shares were granted at the June 2022 meeting of the Board and will vest on June 15, 2023. Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, fees to Mr. Xian are cash-settled deferred share units. Each non-employee director also received between $1,250 and $5,000 for attending a quarterly committee meeting (depending on the committee and the position held), which he or she could also elect to receive in the form of shares.
In 2021, the Board adopted a Deferred Compensation Plan for non-employee Directors, which provides non-employee directors with a means to defer receipt of their vested equity until after they retire, including Mr. Xian who receives cash-settled deferred share units. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors by providing individual financial and tax planning flexibility. Non-employee Directors may choose to defer either 0% or 100% of their cash or equity compensation, or both, and any cash that is deferred is converted to equity. All deferred equity receives a premium equal to 15% of the total compensation that directors elect to defer and is subject to the same vesting period that the underlying equity has. For 2022, all non-employee directors elected to defer 100% of their compensation.

The following table contains information concerning the compensation of our non-employee directors during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jeffrey J. Brown	—	277,385	277,385
Constance J. Hallquist	—	251,402	251,402
Michael A. Hoer	—	237,006	237,006
Scott Schlackman	—	254,211	254,211
Andrea B. Thomas	—	239,815	239,815
Ming Xian(2)	—	231,213	231,213
____________________
(1)Amounts shown represent the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718, and include amounts of cash compensation that the director has elected to receive in shares or deferred to the Deferred Compensation Plan. For a discussion of the assumptions made in the valuation reflected in this column, see Note 8 of the Notes to Consolidated Financial Statements included in the 2022 Annual report. These values do not correspond to the actual values that will be recognized by the non-employee directors at the time such awards vest.
(2)Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, he received cash-settled restricted stock units (RSUs) in 2022. Each RSU corresponds in value to a single share of Company common stock (“Share”) and represents the right to receive the cash equivalent of a Share for each vested RSU. Mr. Xian was awarded a grant of 1,317 cash-settled RSUs originally valued at $175.56 per share.

Our non-employee directors held the following outstanding awards as of December 31, 2022:

Name	Outstanding Restricted Share Units (#)(1)	Outstanding Stock Option Awards (#)
Jeffrey J. Brown	2,366	—
Constance J. Hallquist	5,130	3,000
Michael A. Hoer	2,018	—
Scott Schlackman	5,635	3,500
Andrea B. Thomas	2,043	—
Ming Xian(2)	1,964	—
____________________
(1)Represents Restricted Share Units credited to the individual’s account in the Deferred Compensation Plan.

(2)Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, he received cash-settled restricted stock units (RSUs) in 2022. As of December 31, 2022, he held 1,964.222 cash-settled RSUs.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
The Audit Committee has appointed RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for Fiscal Year 2023. The appointment of RSM as the Company’s independent registered public accounting firm is subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of RSM will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.
The Board unanimously recommends that the stockholders ratify the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2023 by adopting the following resolution at the Annual Meeting:
“RESOLVED, that the appointment of RSM US LLP as the independent registered public accounting firm for Medifast, Inc. for the fiscal year ending December 31, 2023, is hereby APPROVED, RATIFIED, AND CONFIRMED.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in oversight of (i) risks related to the integrity of the Company’s financial statements; (ii) the performance of the independent registered public accounting firm; (iii) the independent registered public accounting firm’s qualification and independence; and such other matters as are described in the Audit Committee’s Charter. In addition to discussions with the CEO, the CFO, and other members of management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Business Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.
The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Audit Committee, the Company, and RSM, the Company’s independent registered public accounting firm. The Audit Committee discussed with RSM the overall scope and plans for the integrated audit of the Company’s financial statements, and met with RSM with and without management present, to discuss the results of their audits and evaluations of the Company’s internal controls, and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.
Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor RSM are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. RSM’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with management and RSM. In addition, the Audit Committee has discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
RSM has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM that firm’s independence from the Company. The Audit Committee has concluded that RSM’s provision of audit services to the Company is compatible with RSM’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to RSM for audit and non-audit services. For further information regarding these fees, please see the fees chart located in “Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence.”
Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The Audit Committee,
Jeffrey J. Brown, Chairman
Michael A. Hoer
Scott Schlackman

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES, AND INDEPENDENCE
The following table outlines the aggregate fees, rounded to the nearest thousand, billed to the Company for the fiscal years ended December 31, 2022 and 2021 by the Company’s principal accounting firm, RSM.

	2022	2021
Audit Fees	$788,000	$706,000
Tax Fees	—	54,000
All Other Fees	76,000	69,000
Total Fees	$864,000	$829,000
Audit Fees: The amounts noted above for Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
Tax Fees: The amounts noted above for Tax Fees include tax compliance services.
All Other Fees: The amounts noted above for All Other Fees include fees incurred for the audit of the Company’s benefit plan, foreign statutory audits, and other services not reported above.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountant
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountant. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountant.
Under the policy, pre-approval is generally provided for work associated with the following:
•registration statements under the Securities Act of 1933 (for example, comfort letters or consents);
•due diligence work for potential acquisitions or dispositions;
•attest services not required by statute or regulation;
•audit the adoption of new accounting pronouncements;
•internal control reviews and audit of internal control over financial reporting requirements;
•tax compliance, tax planning, and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services;
•assistance and consultation on questions raised by regulatory agencies; and
•audit the Company's subsidiary financial statements as included in statutory filings.
For each proposed service, the independent registered public accountant is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accountant’s independence.
The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for Exchange Act audits. The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by RSM during fiscal year 2022 in accordance with this policy.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, and as a matter of good governance, Medifast is asking its stockholders to cast a non-binding, advisory vote to approve the fiscal year 2022 compensation of our named executive officers as disclosed in this Proxy Statement (our “NEOs”). This Proposal, commonly known as “say-on-pay,” gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.
Our executive compensation program is designed to attract, motivate and retain key employees who are critical to our success and align their interests with those of our stockholders. Through our executive compensation program, executive officers, including our NEOs, are motivated to achieve specific financial and strategic objectives that are expected to increase stockholder value. We describe this program, including how it links executive compensation to our performance and changes we made with respect to our 2022 executive compensation program, in the Compensation Discussion and Analysis portion of this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2022 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in this Proxy Statement.
We request stockholder approval of the fiscal year 2022 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this Proxy Statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this Proxy Statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2022.
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, practices and disclosures described in this Proxy Statement.
Accordingly, we ask that you vote "FOR" the following resolution at this meeting:
“RESOLVED, that the stockholders of Medifast, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of the Proxy Statement.”
As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will carefully consider the outcome of this vote when making future compensation decisions for our executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act provides that at least every six years stockholders must be given the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs. By voting on this proposal stockholders may indicate whether they would prefer that we can conduct future advisory votes on executive compensation once every one (annually), two or three years. Stockholders may, if they wish, abstain from voting.

Advisory Vote and Board Recommendation

Our Board believes that say-on-pay votes should be conducted every year so that our stockholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Our Board’s determination was based upon the premise that NEO compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes. At our 2017 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for an annual advisory vote on executive compensation. We recognize that our stockholders may now have a different view as to the best approach and we look forward to hearing from them as to their preference on the frequency of an advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every year, two years or three years that receives the affirmative vote of the greatest number of the votes cast in person or by proxy at this meeting will be determined to be the preferred frequency of the stockholders with which Medifast, Inc. is to hold a stockholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast in person or by proxy at this meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker nonvotes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board or the Compensation Committee in any way, the Board may decide that it is in the best interests of our stockholders and Medifast to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Our next advisory vote on the frequency of the advisory vote on executive compensation will occur at our 2029 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR AN ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS ONCE EVERY YEAR

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS —
DECEMBER 31, 2022

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	130,213	54.98	525,070
____________________
(1)Consists of 33,097 shares of our common stock issuable upon the exercise of outstanding stock options, 54,064 unvested time-based restricted shares and 43,052 unvested performance-based deferred shares under our 2012 Plan.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our common stock. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 16, 2023 (60 days after April 17, 2023), through the exercise of any stock option, warrant, or other right.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percent of Outstanding Common Stock (%) (1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	1,847,773	17.0
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,676,883	15.4
Renaissance Funds (4) 800 Third Avenue New York, New York 10022	632,110	5.8
____________________
(1)Based on 11,524,405 shares outstanding at April 17, 2023. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 16, 2023, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.
(2)Based solely on information included in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2023. In such filing BlackRock, Inc. indicates that it has sole voting power with respect to 1,814,742 shares of our common stock and sole dispositive power with respect to 1,847,773 shares of our common stock.
(3)Based solely on information included in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023. In such filing the Vanguard Group indicates that it has shared voting power with respect to 18.493 shares of our common stock, sole dispositive power of 1,647,496 shares of our common stock, and shared dispositive power of 29,387 shares of our common stock.
(4)Based solely on information included in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) on February 13, 2023. In such filing each of Renaissance and Renaissance Holdings (by virtue of its majority ownership of Renaissance) indicates that it has sole voting power with respect to 632,110 shares of our common stock and sole dispositive power with respect to 632,110 shares of our common stock.
SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each of our directors and director nominees, each of the NEOs set forth in the Summary Compensation Table of this Proxy Statement, and all of our current directors and executive officers as a group. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 16, 2023 (60 days after April 17, 2023), through the exercise of any stock option, warrant, or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.
Except as otherwise indicated, the address for each person below is c/o Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Name of Beneficial Owner	Title	Shares Beneficially Owned (#)	Percent of Outstanding Common Stock (%)(1)
Daniel R. Chard	Chairman & Chief Executive Officer	131,415	1.21%
James P. Maloney	Chief Financial Officer	1,235	*
Nicholas M. Johnson(2)	Chief Field Operations Officer	6,578	*
Anthony E. Tyree	Chief Business Operations Officer	7,881	*
Jason L. Groves	Chief Legal Officer	7,850	*
Jeffrey J. Brown	Lead Director	43,387	*
Elizabeth Geary	Director Nominee	0	*
Constance J. Hallquist(3)	Director	7,753	*
Michael A. Hoer	Director	5,157	*
Scott Schlackman(4)	Director	7,280	*
Andrea B. Thomas	Director	3,034	*
Ming Xian	Director	—	*
All current directors and executive officers as a group (13 persons) (5)		224,532	2.06%
____________________
*Shares held represent less than 1% of the total number of outstanding shares of our common stock.
(1)Based on 10,887,193 shares outstanding at April 17, 2023. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 16, 2023, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.
(2)Includes 22,640 shares of common stock issuable to Mr. Johnson pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2023.
(3)Includes 3,000 shares of common stock issuable to Ms. Hallquist pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2023.
(4)Includes 1,300 shares of common stock issuable to Mr. Schlackman pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2023.
(5)Includes 26,940 shares of common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 17, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. We have reviewed copies of reports and amendments thereto filed electronically with the SEC. Based on that review, we concluded that all reports were timely filed in Fiscal Year 2022, except that
i.Mr. Chard filed a late Form 4 on January 4, 2022 reporting a conversion of Performance Stock Units into common stock due to the achievement of certain company performance factors on December 31, 2021, and subsequent tax withholding on December 31, 2021;
ii.Mr. Chard filed a late Form 4 on March 21, 2022, reporting a grant of 8,509 shares from Medifast, Inc. on March 16, 2022;
iii.Mr. MacKenzie filed a late Form 4 on March 21, 2022 reporting a grant of 548 shares from Medifast, Inc. on March 16, 2022;
iv.Mr. Maloney filed a late Form 4 on March 21, 2022 reporting a grant of 1,281 shares from Medifast, Inc. on March 16, 2022;
v.Mr. Chard filed a late Form 4 on April 21, 2022, reporting a purchase of 690.274 shares on February 8, 2022, pursuant to a Broker-Sponsored Dividend Reinvestment Investment Program under The Dan and Allyson Family Irrevocable Trust, for which he is the Settler of the Trust and Investment Trustee;
vi.Mr. Brown filed a late Form 4 on April 21, 2022, reporting a purchase of 266.306 shares on February 8, 2022, pursuant to a Broker-Sponsored Dividend Reinvestment Investment Program under Brown Equity Partners, LLC, an entity of which he is the managing member;
vii.Mr. MacKenzie filed a late Form 4 on February 9, 2023, reporting a disposition of 10 shares in connection with a tax withholding on a vested grant on September 13, 2022; and
viii.Mr. Xian filed a late Form 4 on February 9, 2023, reporting an accrual of 9.7766 dividend equivalents on November 8, 2022, pursuant to the Medifast, Inc. Director's Deferred Compensation Plan (Amended and Restated).

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2024 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Chief Legal Officer, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.

Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2024 Annual Meeting of Stockholders is more than 30 days before or after June 14, 2024, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of our common stock held of record, owned beneficially, and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the 2024 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2024 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such annual meeting, and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. As described in Section 1.2 of our Bylaws, the notice must contain: (a) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Company which are owned beneficially and of record by the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a stockholder’s nomination of directors. As described in Section 1.5 of our Bylaws, nominations of persons for election to the Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors by any stockholder who is a stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below, and that they continue to be a stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation, and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the date of such special meeting or the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice must include: (1) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, on whose behalf the nomination is made, and each person whom the stockholder proposes to nominate for election as a director; (2) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; and (4) as to each person whom the stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such person with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person, or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

In addition, Section 1.5(e) of our Bylaws provide that the stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such stockholder, and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements, or understandings between such stockholder, and (i) any other person or persons (including their names) in connection with the proposal of such business by such stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, as the case may be, and any material interest of such stockholder in such business or nomination, as the case may be, including any anticipated benefit to the stockholder therefrom; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2023 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

In addition to satisfying the foregoing requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees pursuant to the universal proxy rules (once effective) must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the 2023 Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary of the 2023 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, with respect to two or more stockholders sharing the same address, by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Medifast and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account, or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, you can make your request in writing to your broker.

Charitable Contributions
Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which a Company director served as an executive officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenue for the years 2022, 2021, or 2020. The Company did not make any such charitable contributions in excess of those amounts.
Communications with the Board or Its Committees
Stockholders and other parties interested in communicating directly with the Board, non-management directors as a group or individual directors, including Jeffrey J. Brown as Lead Director of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 100 International Drive, 18th Floor, Baltimore, Maryland 21202, indicating to whose attention the communication should be directed. Under a process approved by the Board for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board and request copies of any such correspondence.
2022 Annual Report
Any Stockholder who desires an additional copy of the 2022 Annual Report (including the financial statements and financial schedules) may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website (https://ir.medifastinc.com).

By Order of the Board of Directors,
Jason L. Groves, Esq.
Chief Legal Officer & Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIFAST, INC.

June 14, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at http://www.astproxyportal.com/ast/08676/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333300304000 7 061423

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, "FOR" PROPOSALS 2 AND 3 AND "1 YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3 and 1 Year on Proposal 4.**

1. To elect seven (7) members to the Board of Directors:

NOMINEES:

	FOR	AGAINST	ABSTAIN
Jeffrey J. Brown	☐	☐	☐
Daniel R. Chard	☐	☐	☐
Elizabeth A. Geary	☐	☐	☐
Michael A. Hoer	☐	☐	☐
Scott Schlackman	☐	☐	☐
Andrea B. Thomas	☐	☐	☐
Ming Xian	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. To approve on an advisory basis, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MEDIFAST, INC.

Proxy for Annual Meeting of Stockholders on June 14, 2023

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel R. Chard and Jason L. Groves, Esq., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Medifast, Inc., to be held June 14, 2023 at 4:30 p.m. ET at the Four Seasons Baltimore, 200 International Drive Baltimore, Maryland 21202 and at any adjournments, postponements or continuations thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIFAST, INC.

June 14, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. ET on June 13, 2023.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at http://www.astproxyportal.com/ast/08676/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333333300304000 7 061423

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, "FOR" PROPOSALS 2 AND 3 AND "1 YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3 and 1 Year on Proposal 4.**

1. To elect seven (7) members to the Board of Directors:

NOMINEES:	FOR	AGAINST	ABSTAIN
Jeffrey J. Brown	☐	☐	☐
Daniel R. Chard	☐	☐	☐
Elizabeth A. Geary	☐	☐	☐
Michael A. Hoer	☐	☐	☐
Scott Schlackman	☐	☐	☐
Andrea B. Thomas	☐	☐	☐
Ming Xian	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. To approve on an advisory basis, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.